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TABLE OF CONTENTS
TABLE OF CONTENTS

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BIOCORE HOLDINGS, INC.,

BC ACQUISITION CORP.,

and

BIOCLINICA, INC.

Dated as of January 29, 2013

i

ii

LIST OF EXHIBITS
Exhibit A	— Form of Amended Certificate of Incorporation
Exhibit B	— Form of Second Amended and Restated By-Laws

iii

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 29, 2013, is entered into by and among BioCore Holdings, Inc., a Delaware corporation ("Parent"), BC Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent ("Acquisition Sub"), and BioClinica, Inc., a Delaware corporation (the "Company"). Each of Parent, Acquisition Sub and the Company are referred to herein as a "Party"and together as the "Parties." Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed thereto in ARTICLE I.

W I T N E S S E T H:

        WHEREAS, the respective boards of directors of each of Parent, Acquisition Sub and the Company have (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of their respective securityholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, Parent proposes to cause Acquisition Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of Company Common Stock at a price per share of Company Common Stock of $7.25, without interest (such amount, or any other amount per share of Company Common Stock paid pursuant to the Offer and this Agreement, the "Offer Price"), net to the seller thereof in cash, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Acquisition Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the "Merger"), and as a result of the Merger, except as expressly provided in Section 3.7(a)(ii), Section 3.7(a)(iii) and Section 3.7(c), each issued and outstanding share of Company Common Stock immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Merger Consideration; and

        WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

        1.1    Certain Definitions.     For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

        "Acceptable Confidentiality Agreement" shall mean a confidentiality agreement on terms not less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement and that does not prohibit the Company from complying with its obligations to Parent and Acquisition Sub under Section 6.2 and Section 6.3 of this Agreement.

        "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

        "Acquisition Transaction" shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the Company Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or "group" beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, joint venture, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the voting equity interests in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof); or (iv) a liquidation, dissolution or other winding up of the Company and its Subsidiaries, taken as a whole.

        "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

        "Antitrust Law" shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, including any foreign merger control, antitrust, or foreign investment Laws, in any case that are applicable to the transactions contemplated by this Agreement.

        "Business Day" shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Company Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2012.

        "Company Balance Sheet Date" shall mean September 30, 2012.

        "Company Board" shall mean the Board of Directors of the Company.

        "Company By-Laws" shall mean the by-laws of the Company.

        "Company Capital Stock" shall mean the Company Common Stock and the Company Preferred Stock.

        "Company Certificate of Incorporation" shall mean the Restated Certificate of Incorporation of the Company, as amended through the date hereof.

        "Company Common Stock" shall mean the Common Stock, par value $0.00025 per share, of the Company and the associated preferred stock purchase rights under the Rights Plan.

        "Company Intellectual Property Rights" means Intellectual Property rights owned, used or held for use in the conduct of the business as currently conducted by the Company or any of its Subsidiaries.

        "Company Material Adverse Effect" shall mean any change, effect, event or development (each a "Change", and collectively, "Changes") that, individually or taken together with all other Changes, has had a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, relating to or arising out of any of the following shall be deemed to be or constitute a "Company Material Adverse Effect," and no Change (by itself or when aggregated or taken together with any and all other such Changes) resulting from, arising out of or attributable to any of the following shall be taken into account when determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur:

            (i)  general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

           (ii)  conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

          (iii)  conditions (or changes in such conditions) generally affecting the industries or markets in which the Company and its Subsidiaries conduct business;

          (iv)  political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

           (v)  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

          (vi)  changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP (or the authoritative interpretation thereof);

         (vii)  the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries resulting from, arising out of, or attributable to the transactions contemplated by this Agreement, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, whether as a result of the loss or departure of officers or employees of the Company or otherwise, resulting from, arising out of, or attributable to the transactions contemplated by this Agreement (but not, for the avoidance of doubt, the failure of any third party to grant a Consent contemplated by this Agreement), and (D) any other negative development (or potential negative development) in the Company's relationships with any of its customers, suppliers, distributors or other business partners, whether as a result of the loss or departure of officers or employees of the Company or otherwise, directly resulting from, arising out of, or attributable to the transactions contemplated by this Agreement;

        (viii)  any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required by, this Agreement; or the failure to take any action prohibited by this Agreement; and

          (ix)  changes in the Company's stock price or the trading volume of the Company's stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

           (x)  any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of this Agreement, the Offer, the Merger or in connection with any other transactions contemplated by this Agreement.

Notwithstanding the foregoing proviso, to the extent a Change (by itself or when aggregated or taken together with any and all other Changes) both (A) results from, arises out of, or is attributable to the matters described in clauses (i) through (vi) above, and (B) disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business, the disproportionate aspect of such Change may be taken into account when determining whether a "Company Material Adverse Effect" has occurred.

        "Company Options" shall mean any options to purchase shares of Company Common Stock outstanding under the Company Stock Plans.

        "Company Preferred Stock" shall mean the Preferred Stock, par value $0.00025 per share, of the Company.

        "Company Registered Intellectual Property Rights" shall mean all of the Registered Intellectual Property owned by, filed in the name of, or applied for by the Company or any of its Subsidiaries.

        "Company Restricted Stock" shall mean a share of Company Common Stock, or restricted stock award or restricted stock unit to acquire a share of Company Common Stock, in each case, granted pursuant to the Company Stock Plans, that is subject to restriction or vesting.

        "Company Stock Plans" shall mean the 2002 Stock Incentive Plan and the 2010 Stock Incentive Plan, in each case as amended or restated from time to time in accordance with the terms thereof.

        "Company Stockholders" shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

        "Confidentiality Agreement" shall mean the non-disclosure agreement between the Company and JLL Partners Inc., dated October 15, 2012, as amended or modified from time to time in accordance with the terms thereof.

        "Continuing Employees" shall mean all employees of the Company and its Subsidiaries immediately before the Effective Time.

        "Contract" shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease or other legally binding instrument or arrangement, in each case whether written or oral.

        "Delaware Law" shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

        "DOJ" shall mean the United States Department of Justice or any successor thereto.

        "Environmental Law" shall mean any and all applicable laws and regulations promulgated thereunder relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, cleanup or other remediation or analysis thereof.

        "Equity Award Amounts" shall mean, collectively, all amounts payable pursuant to Section 3.7(d) and Section 3.7(e).

        "Equity Interest" shall mean any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing, in each case issued, granted, entered into, agreed to or authorized by such Person.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

        "ERISA Affiliate" shall mean each trade or business that, together with the Company, is treated as a single employer pursuant to Section 4001(b) of ERISA.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

        "Existing Credit Agreement" shall mean the Committed Line of Credit Agreement dated May 5, 2010 between the Company and PNC Bank, N.A., as amended or modified from time to time in accordance with the terms thereof.

        "FTC" shall mean the United States Federal Trade Commission or any successor thereto.

        "GAAP" shall mean generally accepted accounting principles, as applied in the United States.

        "Governmental Authority" shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body of competent jurisdiction, in each case whether federal, state, county, provincial, and whether local or foreign.

        "Hazardous Substance" shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as "hazardous," "pollutant," "contaminant," "toxic" or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

        "Intellectual Property" shall mean all intellectual property and other similar proprietary rights in any jurisdiction, including: (i) all patents, applications for patents, patent disclosures or other patent rights, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) all trade secrets and other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models and methodologies, (iii) all copyright registrations, applications for copyright registrations and unregistered copyrights, (iv) all trademarks, service marks, names, logos, slogans, trade dress, design rights and other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, (v) all Software, and (vi) all Internet domain names.

        "Intervening Event" means any event, development or change in circumstances that is material to the Company and its Subsidiaries, taken as a whole, that (i) was not known to the Company Board, (or if known, the consequences of which were not known or reasonably foreseeable) as of the date of this Agreement and (ii) does not relate to (A) any Acquisition Proposal or (B) any events, changes or circumstances relating to Parent, Acquisition Sub or any of their Affiliates.

        "IRS" shall mean the United States Internal Revenue Service or any successor thereto.

        "Knowledge" of the Company, with respect to any matter in question, shall mean the actual knowledge after reasonable inquiry of any of the Persons set forth in Section 1.1 of the Company Disclosure Letter as of the date of this Agreement.

        "Law" shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

        "Legal Proceeding" shall mean any action, lawsuit, arbitration, claim, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

        "Liabilities" shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

        "Lien" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right or community property interest (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Nasdaq" shall mean The NASDAQ Global Market.

        "Order" shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

        "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

        "Permitted Liens" shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP as adjusted in the ordinary course of business through the Effective Time; (ii) mechanics, carriers', workmen's, warehousemen's, repairmen's, materialmen's or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable

Law (other than Tax Law); (v) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011; (viii) Liens which do not materially and adversely affect the use or operation of the property subject thereto; (ix) statutory, common law or contractual liens of landlords; and (x) Liens described in Section 1.1 of the Company Disclosure Letter.

        "Person" shall mean any individual, corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

        "Registered Intellectual Property Rights" shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority or Internet domain name registrar in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patent rights.

        "Rights Plan" shall mean the Rights Agreement, dated March 23, 2011 between the Company and Computershare Trust Company, N.A., as amended or modified from time to time in accordance with the terms thereof.

        "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

        "SEC" shall mean the United States Securities and Exchange Commission or any successor thereto.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

        "Software" means rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

        "Subsidiary" of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

        "Superior Proposal" shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), would be more favorable from a financial point of view to the Company Stockholders than the Offer and the Merger, taking into account, after consultation with outside counsel and the Company's financial advisors, the terms and conditions of such Acquisition Proposal (including legal, financial (including financing terms), regulatory and other aspects of such Acquisition Transaction, as well as the likelihood and timing of consummation thereof) and this Agreement (including any changes to the terms of this Agreement committed to by Parent in good faith to the Company in response to such Acquisition Proposal or otherwise) that the Company Board determines to be relevant; provided that for purposes of the definition of "Superior Proposal", the references to "20%" and "80%" in the definition of Acquisition Transaction shall be deemed to be references to "50%".

        "Tax" shall mean any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

        1.2    Certain Interpretations.

          (a)   Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

          (b)   Unless otherwise indicated, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation."

          (c)   The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

          (d)   Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

          (e)   Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

          (f)    Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not "material" or a "Company Material Adverse Effect" under this Agreement.

          (g)   When used herein, the word "extent" and the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean "if."

          (h)   The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

        [remainder of page intentionally blank]

        1.3    Index of Defined Terms.

Acceptable Confidentiality Agreement	1
Acceptance Time	19
Acquisition Proposal	2
Acquisition Sub	1
Acquisition Transaction	2
Affiliate	2
Agreement	1
Antitrust Law	2
Appraisal Shares	18
Arrangements	34
Assets	30
Business Day	2
Certificate	18
Certificate of Merger	17
Change	3
Changes	3
Code	2
Collective Bargaining Agreement	34
Company	1
Company Balance Sheet	2
Company Balance Sheet Date	2
Company Board	2
Company Board Recommendation	23
Company Board Recommendation Change	46
Company By-Laws	2
Company Capital Stock	2
Company Certificate of Incorporation	2
Company Common Stock	3
Company Disclosure Documents	26
Company Disclosure Letter	22
Company Equity Awards	21
Company Intellectual Property Rights	3
Company Material Adverse Effect	3
Company Options	4
Company Preferred Stock	4
Company Registered Intellectual Property Rights	4
Company Representatives	48
Company Restricted Stock	4
Company SEC Reports	25
Company Securities	25
Company Service	35
Company Stock Plans	4
Company Stockholders	4
Confidentiality Agreement	4
Consent	24
Continuing Directors	14
Continuing Employees	4
Contract	5
Covered Securityholders	34
D&O Insurance	50
DEA	36
Delaware Law	5
DGCL	16
DOJ	5
Effective Time	17
Employee Plans	32
Enforceability Exception	22
Environmental Law	5
Equity Award Amounts	5
Equity Interest	5
ERISA	5
Exchange Act	5
Exchange Fund	20
Existing Credit Agreement	5
Fairness Opinion	38
FDA	36
Financial Advisor	38
Foreign Benefit Plans	34
FTC	5
GAAP	5
Governmental Authority	5
Hazardous Substance	5
Healthcare Regulatory Authority	36
Healthcare Regulatory Permit	36
HHS	36
HSR Act	5
Indemnified Persons	49
Initial Expiration Date	11
Intellectual Property	5
Intervening Event	6
IRS	6
Knowledge	6
Law	6
Leased Real Property	29
Leases	29
Legal Proceeding	6
Liabilities	6
Lien	6
Material Contract	27
Merger	1
Merger Closing	17
Merger Closing Date	17
Merger Consideration	18
Minimum Tender Condition	A-1
Nasdaq	6
Offer	1
Offer Closing	12
Offer Closing Date	12
Offer Conditions	10

Offer Documents	12
Offer Price	1
Order	6
Outside Date	57
Owned Real Property	6
Parent	1
Parent Expenses	59
Parties	1
Party	1
Paying Agency Agreement	19
Paying Agent	19
Permits	35
Permitted Liens	6
Person	7
Preliminary Proxy Statement	55
Promissory Note	16
Proxy Statement	55
Recommendation Change Notice	46
Recommendation Change Notice Period	46
Registered Intellectual Property Rights	7
Related Party Transaction	38
Remedy	55
Representatives	44
Rights Plan	7
Sarbanes-Oxley Act	7
Schedule 14D-9	13
Schedule TO	12
SEC	7
Securities Act	7
Series A Preferred Stock	24
Short-Form Threshold	15
Software	7
Stockholder Approval	23
Stockholders' Meeting	55
Subsidiary	7
Subsidiary Securities	25
Superior Proposal	7
Surviving Corporation	17
Takeover Laws	23
Tax	8
Tax Returns	31
Termination Fee	59
Top-Up	15
Top-Up Closing	16
Top-Up Shares	15
Transfer Taxes	52

ARTICLE II
THE OFFER

        2.1    The Offer.

          (a)    Commencement of the Offer.    As promptly as reasonably practicable (and, in any event, within seven (7) Business Days) after the date of this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 2.1(c), if applicable).

          (b)    Terms and Conditions of the Offer.    The obligations of Acquisition Sub to, and of Parent to cause Acquisition Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex A (the "Offer Conditions"). The Offer Conditions are for the sole benefit of Parent and Acquisition Sub, and Parent and Acquisition Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Acquisition Sub only with the prior written consent of the Company, and may be asserted by Parent or Acquisition Sub regardless of the circumstances giving rise to any such conditions other than as a result of a breach by Parent or Acquisition Sub. Parent and Acquisition Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, Acquisition Sub shall not, and Parent shall not permit Acquisition Sub to, (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition in a manner adverse to any holder of Company Common Stock, (vi) terminate the Offer, or extend or otherwise amend or modify the expiration date of the Offer, in any manner other than in compliance with the terms of this Agreement or (vii) except as provided in Section 2.1(d), provide any "subsequent offering period" within the meaning of Rule 14d-11 promulgated under the Exchange Act.

          (c)    Adjustments to Offer Price.    The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Acquisition Sub's acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

          (d)    Expiration and Extension of the Offer.    Unless extended as provided in this Agreement, the Offer shall expire on the date (the "Initial Expiration Date") that is no sooner than twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the commencement of the Offer. Notwithstanding the foregoing, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived (to the extent waivable in accordance with the terms hereof), subject to Parent's and the Company's right to terminate this Agreement pursuant to Section 10.1, then Acquisition Sub shall extend (and re-extend) the Offer and its expiration date beyond the Initial Expiration Date for one or more periods, in consecutive increments of up to ten (10) Business Days each, ending no later than the Outside Date (the length of each such period to be determined by Parent in its sole discretion subject to the foregoing conditions), to permit such Offer Condition to be satisfied. Notwithstanding anything herein to the contrary, Acquisition Sub shall, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or any rule or regulation of the Nasdaq, in each case, applicable to the Offer; provided, however, that if Acquisition Sub elects to increase the Offer Price it shall be required to extend the Initial Expiration Date or such other subsequent date as of which the Offer is scheduled to expire for the minimum period required under the Securities Laws. If necessary to obtain sufficient shares of Company Common Stock (without regard to shares of Company Common Stock issuable upon the exercise of the Top-Up or shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) to reach the Short-From Threshold, Acquisition Sub may, in its sole discretion, provide for a "subsequent offering period" (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act of up to ten (10) Business Days. Subject to the terms and conditions of this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) immediately accept for payment, and pay for, all shares of Company Common Stock that are validly tendered pursuant to the Offer during such "subsequent offering period".

          (e)    Payment.    On the terms and subject to the conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly after the applicable expiration date of the Offer (as it may be extended in accordance with Section 2.1(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The last payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer, including pursuant to any subsequent offering period, is referred to in this Agreement as the "Offer Closing", and the date on which the Offer Closing occurs is referred to in this Agreement as the "Offer Closing Date".

          (f)    Termination of Offer.    The Offer may not be terminated prior to the Initial Expiration Date, or any subsequent date as of which the Offer is scheduled to expire, unless this Agreement is validly terminated in accordance with Section 10.1. If this Agreement is validly terminated pursuant to Section 10.1, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, (i) promptly (and in any event within twenty-four (24) hours of such termination) terminate the Offer and in any event shall not acquire any shares of Company Common Stock pursuant thereto and (ii) promptly return, and shall cause any depositary acting on behalf of Acquisition Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

          (g)    Offer Documents.    On the date of commencement of the Offer, Parent and Acquisition Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule TO"), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the "Offer Documents") and promptly thereafter shall cause the proper dissemination of the Offer Documents to the holders of the Company Common Stock as required by applicable Law. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or Acquisition Sub for inclusion in the Offer Documents. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and provide additional information for use in the Offer Documents if and to the extent that such Party determines that failure to include such information would cause the Offer Documents to omit to state any material fact required to be stated therein. Parent and Acquisition Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and Acquisition Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Acquisition Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Acquisition Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or the staff of the SEC. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and to propose comments on such document or response.

          (h)    Funds.    Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer.

        2.2    Company Actions.

          (a)    Schedule 14D-9.    On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the "Schedule 14D-9") that, subject to the terms and conditions of this Agreement, shall contain the Company Board Recommendation, and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Common Stock. Parent and Acquisition Sub shall promptly furnish to the Company in writing all information concerning Parent and Acquisition Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and provide additional information for use in the Offer Documents if and to the extent that such Party determines that failure to include such information would cause the Offer Documents to omit to state any material fact required to be stated therein. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent and Acquisition Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Acquisition Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Acquisition Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or the staff of the SEC. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Acquisition Sub and their respective counsel a reasonable opportunity to review and to propose comments on such document or response. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation.

          (b)    Stockholder Lists.    In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Acquisition Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Acquisition Sub such information (including updated lists of stockholders, security position listings and computer files) and assistance as Parent or Acquisition Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Acquisition Sub shall not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

          (c)    Directors.

              (i)  As of the Acceptance Date, and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Parent, Acquisition Sub and their Affiliates bears to the total number of shares of Company Common Stock then outstanding. After the Acceptance Date, the Company shall, upon Parent's reasonable request, take all actions as are reasonably necessary or desirable to enable Parent's designees to be so elected or designated to the Company Board, including promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including amending the Company By-Laws if necessary to increase the size of the Company Board) and/or promptly securing the resignations of such number of its incumbent directors as is necessary to effect the foregoing agreement, and shall cause the Parent's designees to be so elected or designated at such time. After the Acceptance Date, the Company shall also, upon Parent's request, cause the directors elected or designated be Parent to the Company Board to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each of the Company's Subsidiaries and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the Nasdaq. After the Acceptance Date, the Company shall also, upon Parent's request, take all action necessary to elect to be treated as a "controlled company" as defined by Nasdaq Marketplace Rule 4350(c) and make all necessary filings and disclosures associated with such status, The provisions of this Section 2.2(c) are in addition to and shall not limit any rights that Parent, Acquisition Sub or any of their respective Affiliates may have as a record holder or beneficial owner of shares of Company Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.

             (ii)  The Company's obligations to appoint Parent's designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.2(c), including mailing to stockholders (together with Schedule 14D-9) any information required by Section 14(f) and Rule 14f-1 to enable Parent's designees to be elected or designated to the Company Board at the time or times contemplated by this Section 2.2(c). Parent shall supply or cause to be supplied to the Company any information with respect to Parent, Acquisition Sub, their respective officers, directors and Affiliates and the proposed designees to the Company Board as shall be required by Section 14(f) and Rule 14f-1.

            (iii)  After Parent's designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 2.2(c)(i), and prior to the Effective Time, the Company shall cause the Company Board to maintain at least three (3) directors who are members of the Company Board on the date hereof, each of whom shall be an "independent director" as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company's audit committee under the Exchange Act and Nasdaq rules and at least one of whom shall be an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K and the instructions thereto (the "Continuing Directors"); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board) so that the remaining Continuing Director or Continuing Directors shall be entitled to elect or designate another Person who satisfies the foregoing independence requirements to fill such vacancy, and such Person shall be deemed to be a Continuing Director for purposes of this Agreement. After Parent's designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 2.2(c)(i), and prior to the Effective Time, in addition to any approvals of the Company Board or the Company Stockholders as may be required by the Company Certificate of Incorporation, the Company By-Laws or applicable Law, any (i) amendment or modification of this Agreement which materially effects the holder of the Common Stock, (ii) termination of this Agreement by the Company, (iii) extension of time for performance of any obligations of Parent or Acquisition Sub hereunder, (iv) waiver of any condition to the Company's obligations hereunder, (v) exercise or waiver of the Company's rights or remedies hereunder, (vi) amendments to the Company Certificate of Incorporation or the Company By-Laws, (vii) authorization of any agreement between the Company and any of its Subsidiaries, on the one hand, and Parent, Acquisition Sub or any of their Affiliates, on the other hand, or (viii) taking of any other action by the Company in connection with this Agreement or the transactions contemplated hereby may, in each case, be effected only if there are in office one (1) or more Continuing Directors and such action has been approved by a majority of the Continuing Directors then in office; provided, however, that the Company shall designate, prior to the Acceptance Date, two (2) alternative Continuing Directors that the Company Board shall appoint in the event of the death, disability or resignation of the Continuing Directors, each of whom shall, following such appointment to the Company Board, be deemed to be a Continuing Director for purposes of this Agreement. The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Company Board) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

        2.3    Top-Up.

          (a)    Top-Up.    The Company hereby grants to Acquisition Sub an irrevocable right (the "Top-Up"), exercisable only on the terms and conditions set forth in this Section 2.3, and only for so long as this Agreement has not been terminated pursuant to Section 10.1, to purchase at a price per share equal to the Offer Price that number of newly issued, fully paid and nonassessable shares of Company Common Stock (the "Top-Up Shares") that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and its Subsidiaries at the time of the Top-Up Closing (after giving effect to the Offer Closing), shall constitute 90% of the shares of the Company Common Stock outstanding immediately after the issuance of the Top-Up Shares; provided, however, that the Top-Up may not be exercised (i) to purchase an amount of Top-Up Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up, (ii) unless the Offer Closing shall have occurred and (iii) unless, immediately after such exercise, Parent and its Subsidiaries would own 90% of the Company Common Stock then outstanding. The Top-Up shall be exercisable only once and must be exercised in whole, not in part.

          (b)    Exercise of Top-Up; Top-Up Closing.    Subject to the limitations set forth in Section 2.3(a) and the satisfaction of the conditions to the Merger, including Section 9.1(b), if there shall not have been validly tendered in the Offer and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its Subsidiaries, would represent at least 90% of the shares of the Company Common Stock outstanding on the Offer Closing Date (the "Short-Form Threshold"), Acquisition Sub shall be deemed to have exercised the Top-Up for such number of Top-Up Shares as is necessary for

  Acquisition Sub to reach the Short-Form Threshold and on such date shall give the Company prior written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its Subsidiaries at the time of such notice (giving effect to the Offer Closing). The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing Date), deliver written notice to Acquisition Sub specifying, based on the information provided by Acquisition Sub in its notice, the number of Top-Up Shares to be purchased. At the closing of the purchase of the Top-Up Shares (the "Top-Up Closing"), which shall take place at the location of the Merger Closing specified in Section 3.2 and shall take place simultaneously with, or as soon as reasonably practicable after, the Offer Closing, the purchase price owed by Acquisition Sub to the Company to purchase the Top-Up Shares shall be paid to the Company, at Acquisition Sub's option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash pursuant to the preceding clause (x) (the "Promissory Note"). The Promissory Note (i) shall be unsecured, non-transferable and due on the first anniversary of the Top-Up Closing, (ii) shall bear simple interest of 5% per annum (payable on maturity), (iii) shall be full recourse to Parent and Acquisition Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause a Certificate representing the Top-Up Shares to be issued and delivered to Acquisition Sub, which Certificate shall include any legends that are required under applicable Law.

          (c)    Exemption from Registration.    Parent and Acquisition Sub acknowledge that the Top-Up Shares that Acquisition Sub may acquire upon exercise of the Top-Up will not be registered under the Securities Act, and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Acquisition Sub hereby represents and warrants to the Company that Acquisition Sub will be, upon the purchase of the Top-Up Shares, an "accredited investor", as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Sub agrees that the Top-Up is being, and the Top-Up Shares to be acquired upon exercise of the Top-Up will be, acquired by Acquisition Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

          (d)    No Effect on Appraisal Rights.    The Parties agree that any impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.7(c), and that none of the Parties shall take any position to the contrary in any appraisal proceeding.

        2.4    Notices of Guaranteed Delivery.     For purposes of this Agreement, including the exercise of the Top-Up, and the Offer, unless otherwise mutually agreed to by the Company and Parent, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares of Company Common Stock underlying such notices of guaranteed delivery are delivered to or on behalf of Acquisition Sub.

ARTICLE III
THE MERGER

        3.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Acquisition Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time,

the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

        3.2    The Closing.     The closing of the Merger (the "Merger Closing") will take place at 10:00 a.m. local time on the date of, or as soon as reasonably practicable (but in no event later than the second Business Day) following, the Offer Closing (or the Top-Up Closing if the Top-Up has been exercised), provided that the conditions set forth in ARTICLE IX have been satisfied or (to the extent permitted by Law) waived (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at such time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 4 Times Square, New York, NY 10036, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the "Merger Closing Date".

        3.3    The Effective Time.     Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the Parties shall file a certificate of ownership and merger or a certificate of merger (in either case, the "Certificate of Merger") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

        3.4    Effect of the Merger.     The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

        3.5    Certificate of Incorporation and By-Laws.

          (a)   At the Effective Time, the Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.1.

          (b)   The Parties shall take all necessary action such that, at the Effective Time, the Company By-Laws as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety as set forth in Exhibit B attached hereto and, as so amended, shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.1.

        3.6    Directors and Officers.

          (a)    Directors.    The Parties shall take all necessary action such that the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          (b)    Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        3.7    Effect on Capital Stock.

          (a)    Capital Stock.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

              (i)  Capital Stock of Acquisition Sub.    Each share of capital stock of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.00025 per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

             (ii)  Company Common Stock.    Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, and (B) except as provided in Section 3.7(c), the Appraisal Shares) shall be automatically converted, subject to Section 3.7(b), into the right to receive the Offer Price in cash, without interest (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends declared from and after the date hereof with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.

            (iii)  Owned Company Common Stock.    Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

          (b)    Adjustment to the Merger Consideration.    Without limiting the other provisions of this Agreement but without duplication of the provisions of Section 2.1(c), if at any time during the period between the date of this Agreement and the Effective Time, there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.7(a)(ii) shall be equitably adjusted to reflect the effect thereof, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

          (c)    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "Appraisal Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 3.7(a)(ii), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the right of appraisal provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.7(a)(ii), without any interest thereon. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

          (d)    Company Restricted Stock.    Each holder of an outstanding award of Company Restricted Stock shall have the right to tender such Company Restricted Stock into the Offer. Effective upon the first acceptance for payment by Acquisition Sub of shares of Company Common Stock pursuant to the Offer (the "Acceptance Time"), each share of Company Restricted Stock shall become fully vested, and the restrictions thereon shall lapse. The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(d) under the Company Stock Plans and any other plan or arrangement of the Company, including delivering all notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

          (e)    Company Options.    Neither Parent nor Acquisition Sub shall assume any Company Stock Options in connection with the Offer, Merger or any other transactions contemplated by this Agreement. At the Acceptance Time, each outstanding, unexpired and unexercised Company Stock Option shall vest and become exercisable. To the extent not exercised prior to the Effective Time, then upon the Effective Time each Company Stock Option shall be deemed to be exercised and canceled, with each former holder of any such cancelled Company Stock Option becoming entitled to receive from the Company, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such Company Stock Option, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option; provided that if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be canceled and terminated without any cash payment being made in respect thereof. The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(e) under all Company Stock Option agreements and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

        3.8    Exchange of Certificates.

          (a)    Payment Agent.    Prior to the Merger Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration in accordance with this ARTICLE III and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company (the "Paying Agency Agreement"). At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger

  Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the "Exchange Fund"). If any holder of Appraisal Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement with respect to such Appraisal Shares, and the Exchange Fund shall be deemed to include the cash so deposited.

          (b)    Certificate Exchange Procedures.    As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.7(a)(ii), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect to such Company Common Stock may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar taxes required by reason of the payment of the Merger Consideration and any such dividends to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.8(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this ARTICLE III and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this ARTICLE III.

          (c)    No Further Ownership Rights in Company Common Stock.    All cash paid upon the surrender of Certificates in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this ARTICLE III.

          (d)    Termination of the Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this ARTICLE III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this ARTICLE III and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to any such holder.

          (e)    No Liability.    None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would, pursuant to applicable Law, escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

          (f)    Investment of Exchange Fund.    The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent, and any Taxes resulting therefrom shall be paid by Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration as provided herein. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the Merger Consideration to all holders of Certificates, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments.

          (g)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect thereto.

          (h)    Withholding Rights.    Notwithstanding anything in this Agreement to the contrary, Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Offer Price, Merger Consideration, Equity Award Amount and any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Stock Option or Company Restricted Stock (together, the "Company Equity Awards"), as applicable, such amounts as Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Equity Award, as the case may be, in respect of which such deduction and withholding was made by Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent.

        3.9    Necessary Further Actions.     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company and Acquisition Sub, all such deeds, bills of sale, assignments and assurances, and to do, in the name and on behalf of either the Company or Acquisition Sub, all such other acts and things as may be necessary or desirable to carry out the purposes of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as set forth in the disclosure letter delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Letter"), or (ii) as set forth in the Company SEC Reports filed by the Company prior to the date hereof (other than in any "risk factor" disclosure or any other forward-looking statements or other disclosures included in such documents that are generally cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

        4.1    Organization; Good Standing.     The Company is a corporation duly organized and validly existing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect. The Company has publicly filed with the SEC or made available to Parent complete and correct copies of the Company Certificate of Incorporation and Company By-Laws, as amended to date.

        4.2    Corporate Power; Enforceability.     Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject, in the case of the Merger, to obtaining the Stockholder Approval if required under applicable Law, to consummate the transactions contemplated hereby. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than, in the case of the Merger, obtaining the Stockholder Approval if required by applicable Law and filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, and the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally, and (y) is subject to general principles of equity (clause (x) and (y) collectively, the "Enforceability Exception").

        4.3    Board Actions; Amendment to Rights Plan.

          (a)   The Company Board, at a meeting duly called and held duly adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (iii) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company Stockholders, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders unless the adoption of this Agreement by the Company's stockholders is not required by applicable Law, (v) recommending that the Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement (this clause (v), the "Company Board Recommendation"), (vi) assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), causing any restrictions of any "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover Laws (collectively, "Takeover Laws") of any jurisdiction, including Section 203 of the DGCL, that may purport to be applicable to the Company, Parent, Acquisition Sub or any of their respective Affiliates or this Agreement or the transactions contemplated hereby (including the Offer, the Top-Up and the Merger) with respect to any of the foregoing not to apply or to have been satisfied with respect to each of Parent, Acquisition Sub and their respective Affiliates solely with respect to this Agreement and the transactions contemplated hereby (including the Offer, the Top-Up and the Merger), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn and (vii) authorizing and approving the Top-Up and the issuance of the Top-Up Shares thereunder.

          (b)   The Company Board has taken all necessary action so that (i) none of the execution or delivery of this Agreement or the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement will result in (A) Parent or Acquisition Sub being deemed to be an Acquiring Person (as defined in the Rights Plan), (B) the occurrence of a Triggering Event (as defined in the Rights Plan), or (C) the distribution of Rights Certificates (as defined in the Rights Plan) separate from the certificates representing the shares of Company Common Stock, and (ii) the Rights Plan will expire pursuant to the terms of the Rights Plan immediately prior to the consummation of the Offer.

        4.4    Voting Requirements.     Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub set forth in Section 5.7(a), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Stockholder Approval") is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to approve and consummate the transactions contemplated hereby.

        4.5    Non-Contravention.     The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the Offer, the Merger and the other transactions contemplated hereby will not (a) violate or conflict with any provision of (i) the Company Certificate of Incorporation or the Company By-Laws or (ii) the comparable organizational documents of any of the Company's Subsidiaries, subject to, in the case of the Merger, if required by applicable Law, obtaining the Stockholder Approval, (b) subject to obtaining the Consents set forth in Section 4.5 of the Company Disclosure Letter, violate or conflict with, or result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract to which the Company or any of the Company's Subsidiaries is a party, (c) assuming the Consents referred to in Section 4.5 of the Company Disclosure Letter are obtained or made, and assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), and subject to, in the case of the Merger, if required by applicable Law, obtaining the Stockholder Approval, violate or conflict with in any material respect any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries.

        4.6    Required Governmental Approvals.     No material consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being referred to herein as a "Consent"), any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, including the Schedule 14D-9 and, if required by applicable Law, the Proxy Statement, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (d) any filings or notices required under the rules and regulations of the Nasdaq.

        4.7    Company Capitalization.

          (a)   As of the close of business on January 25, 2013, the authorized capital stock of the Company consisted of (i) 36,000,000 shares of Company Common Stock, of which 15,685,671 shares were issued and outstanding, (ii) 3,000,000 shares of Company Preferred Stock, of which (A) 36,000 shares have been designated as Series A Junior Participating Preferred Stock, par value $0.00025 per share (the "Series A Preferred Stock") and (B) no shares of Company Preferred Stock were issued and outstanding, (iii) 1,553,965 shares of Company Common Stock were issuable upon exercise of outstanding Company Options granted pursuant to the Company Stock Plans, and (iv) 656,834 shares of Company Common Stock underlying outstanding Company Restricted Stock granted pursuant to the Company Stock Plans. As of the close of business on January 25, 2013, there were 850,249 shares of Company Common Stock reserved for future issuance under the Company Stock Plans, and 36,000 shares of Series A Preferred Stock reserved for issuance pursuant to the Rights Plan. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

          (b)   Since January 25, 2013, the Company has not (i) issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options or vesting of Company Restricted Stock or (ii) granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Restricted Stock.

          (c)   Except as set forth in this Section 4.7 and except for the Top-Up and the Company Preferred Stock purchase rights granted pursuant to the Rights Plan, and except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as "Company Securities") and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to (A) the terms of the Company Stock Plans or (B) in the ordinary course of business.

          (d)   Except for the Rights Plan, and except as set forth on Section 4.7(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.

        4.8    Subsidiaries.

          (a)   Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent either such concept is recognized under applicable Law). Each of the Company's Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company's Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent either such concept is recognized under applicable Law), except where the failure to be so qualified or in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (collectively, the "Subsidiary Securities") (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary's business as presently conducted.

          (c)   Section 4.8 of the Company Disclosure Letter contains a complete listing of the Company's Subsidiaries, and, except for the Company Subsidiaries therein listed, the Company does not directly or indirectly own any stock or other equity interest in any entity or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor.

        4.9    Company SEC Reports.     Since January 2, 2010, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof. References herein to the term "Company SEC Reports"shall mean all information filed or incorporated by reference in (but not information furnished under) any Form 10-K, Form 10-Q, Form 8-K or Schedule 14A since January 2, 2010, including any exhibits and amendments thereto. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC

Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company and each of its officers, and, to the Knowledge of the Company, each of its directors, is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq.

        4.10    Company Financial Statements.

          (a)   The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments, none of which are expected to be material).

          (b)   The Company maintains "disclosure controls and procedures" (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company (including its Subsidiaries) is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Reports.

          (c)   The Company maintains "internal control over financial reporting" (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (d)   Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

          (e)   Neither the Company nor any of its Subsidiaries has or is subject to any "off-balance sheet arrangement" (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or other Company SEC Report.

        4.11    Disclosure Documents.

          (a)   Each document required to be filed by the Company with the SEC in connection with the Offer (the "Company Disclosure Documents") (including the Schedule 14D-9 but excluding for purposes of this representation, for the avoidance of doubt, the Proxy Statement (if applicable)), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

          (b)   The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.11 will not apply to statements included in, or omissions from, the Company Disclosure Documents based upon information furnished to the Company by or on behalf of Parent or Acquisition Sub or any Affiliate of Parent or Acquisition Sub or known to Parent or Acquisition Sub but not known to the Company.

          (c)   The information with respect to the Company or any of the Company's Subsidiaries that the Company furnishes to Parent or Acquisition Sub expressly for use in the Schedule TO and the Offer Documents, at the time such information is or was provided, at the time of the filing of such Schedule TO and other Offer Documents (and any amendments or supplements thereto) and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        4.12    No Undisclosed Liabilities.     As of the date of this Agreement, except as set forth in Section 4.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, and (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, or that are not otherwise material. No representation or warranty is made in this Section 4.12 with respect to (a)  compliance with the Exchange Act, to the extent such compliance is covered in Section 4.6 and Section 4.9, (b) Intellectual Property and related matters, which are covered in Section 4.17, (c) applicable laws with respect to Taxes, which are covered in Section 4.18, (d) ERISA and other employee benefit-related matters, which are covered in Section 4.19, (e) labor law matters, which are covered in Section 4.20, or (f) Environmental Laws, which are covered in Section 4.23.

        4.13    Absence of Certain Changes.

          (a)   Since the Company Balance Sheet Date through the date hereof, except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, and there has not been or occurred, and there does not exist, any Company Material Adverse Effect that is continuing.

          (b)   Since the Company Balance Sheet Date through the date hereof, except as otherwise disclosed in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Sections 6.1(b)(i), (iii), (iv), (v), (vi), (viii), (xi) , (xiv) or (xv) if proposed to be taken after the date hereof.

        4.14    Material Contracts.

          (a)   For all purposes of and under this Agreement, a "Material Contract"shall mean:

              (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and any Contract that would be required to be disclosed by that Company on a Current Report on Form 8-K;

             (ii)  any Contract to which the Company or any of its Subsidiaries is a party that contains any covenant by the Company or any of its Subsidiaries to not engage in any line of business or to not engage in its business in any geographic location or that grants to any third Person "most favored nation" pricing, in each case other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

            (iii)  any Contract entered into after January 2, 2010 (A) relating to the disposition or acquisition (directly or indirectly, by merger or otherwise) by the Company or any of its Subsidiaries of a material amount of assets (including equipment purchases), capital stock or other equity interests other than acquisitions and dispositions of inventory in the ordinary course of business, capital expenditures and capital commitments (which are covered in clause (vii)), or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person, for each of subsection (A) and (B), for an amount in excess of $500,000, in each instance;

            (iv)  any Contract that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity or pursuant to which the Company or any of its Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

             (v)  any Contract that involves or relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000;

            (vi)  any Contract that relates to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnitees or other obligations (including indemnification, "earn-out" or other contingent obligations), that are still in effect and would reasonably be expected to result in payments in excess of $500,000 individually;

           (vii)  other than acquisitions subject to clause (iii) above, an acquisition in the ordinary course of business, consistent with past practice, or an acquisition of inventory under $1,000,000 individually, any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment or capital expenditure in excess of $500,000;

          (viii)  any Contract pursuant to which the Company or any of its Subsidiaries (A) receives a license to or a covenant not to sue under material Intellectual Property owned by a third Person, other than licenses for commercially available software or hardware with annual or one-time licensing fees of less than $500,000 in the aggregate or (B) grants a license or covenant not to sue to a third Person under any material Company Intellectual Property Rights, except for any such Contract for the sale of products or services of the Company or its Subsidiaries that includes a non-exclusive license to such Company Intellectual Property Right and that was entered into in the ordinary course of business;

            (ix)  any Contract relating to a Related Party Transaction;

             (x)  any Contract related to the settlement of any material Legal Proceeding;

            (xi)  any employment agreements, bonus arrangements, severance agreements, retention agreements, consulting agreements, employee termination arrangements or change of control agreements, in any such case, which are with respect to employees with annual base compensation in excess of, for salaries denominated in US dollars, $150,000 per year and, for salaries denominated in euros, 150,000 euros per year and are not terminable at will by the Company or any of its Subsidiaries without payment or penalty or would otherwise require a payment to be made by the Company or its Subsidiaries in connection with the Offer Closing or the Merger Closing;

           (xii)  any Contract with any Governmental Authority;

          (xiii)  any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company or its Subsidiaries or any predecessor Person or former Subsidiary of the Company; and

          (xiv)  any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xiii) above.

          (b)   Section 4.14(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. As of the date hereof, true and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC or (ii) made available to Parent.

          (c)   Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, and each other party thereto in accordance with its terms, subject to the Enforceability Exception, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto.

        4.15    Real Property.

          (a)   Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material leases, subleases or other agreements to which the Company or any of its Subsidiaries are a party as of the date of this Agreement (collectively, the "Leases") and under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that is in excess of 15,000 square feet (such property, the "Leased Real Property"). The Company has publicly filed with the SEC or made available to Parent a complete and accurate copy of all Leases of Leased Real Property. The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens.

          (b)   Section 4.15(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any material portion of the Leased Real Property.

          (c)   All of the Leases set forth in Section 4.15(a) or Section 4.15(b) of the Company Disclosure Letter are each in full force and effect and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any material Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto.

          (d)   Section 4.15(d) of the Company Disclosure Letter sets forth the address and description of each material Owned Real Property. With respect to each material Owned Real Property:

  (i) the Company or one of its Subsidiaries (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) except as set forth in Section 4.15(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof, and (iii) other than rights pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any material portion thereof or interest therein.

          (e)   The Leased Real Property and Owned Real Property constitute all of the real property used or held for use in the business of the Company and its Subsidiaries.

          (f)    There are no (A) pending or, to the Company's Knowledge, threatened actions in eminent domain or (B) condemnations with respect to any such real property or other structures, buildings or other improvements thereon or any portion thereof.

        4.16    Personal Property and Assets.     The machinery, equipment, furniture, fixtures and other tangible personal property and assets (including computer and information technology hardware and other equipment) and all Software and other Intellectual Property, in each case owned, leased or used by the Company or any of its Subsidiaries (the "Assets") are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

        4.17    Intellectual Property.

          (a)   Section 4.17(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, (i) all Company Registered Intellectual Property Rights and, if applicable, the jurisdiction in which each item of Company Registered Intellectual Property Rights has been issued, filed, or recorded; and (ii) any claims, suits, actions, or proceedings pending or, to the Knowledge of the Company, threatened at any time since January 2, 2010 with respect to any Company Registered Intellectual Property Rights. The Company or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Company Registered Intellectual Property Rights listed in Section 4.17(a) of the Company Disclosure Letter. Each material item of Company Registered Intellectual Property Rights is in effect and subsisting and, to the Knowledge of the Company, valid and enforceable as of the date of this Agreement.

          (b)   As of the date hereof, the Company and its Subsidiaries own or have a valid and enforceable right to use all Company Intellectual Property Rights, free and clear of all Liens (other than Permitted Liens)

          (c)   The conduct of the Company's and each of its Subsidiaries' respective businesses does not materially infringe, misappropriate, or otherwise violate, and since January 2, 2010 has not infringed, misappropriated, or otherwise violated, the Intellectual Property rights of a third Person. Except as set forth on Section 4.17(c) of the Company Disclosure Letter, during the past two (2) years, neither the Company nor any of its Subsidiaries has received written notice of a claim or allegation (including in the form of offers or invitations to obtain a license) that the conduct of the Company's or any of its Subsidiaries' respective businesses infringes, misappropriates, or otherwise violates the Intellectual Property rights of a third Person or that any of the Company Registered Intellectual Property Rights are invalid or unenforceable.

          (d)   No third Person is, to the Knowledge of the Company, materially infringing, misappropriating, or otherwise violating any Company Intellectual Property Rights, and no such claims have been asserted or threatened in writing against any Person by the Company or any of its Subsidiaries in the past two (2) years.

          (e)   The Company and its Subsidiaries are not subject to any Order that materially restricts or impairs (i) the use of any Company Intellectual Property Rights, or (ii) the conduct of the businesses of the Company or any of its Subsidiaries as presently conducted in order to accommodate a third Person's Intellectual Property.

          (f)    The Company and its Subsidiaries have implemented reasonable measures to protect the confidentiality of trade secrets and other proprietary information owned or held by the Company or any of its Subsidiaries, including by requiring all Persons having access thereto to execute written non-disclosure agreements.

          (g)   Each current and former employee, officer, contractor or consultant of the Company or any of its Subsidiaries that has delivered, developed, contributed to, modified, or improved Intellectual Property owned or purported to be owned by the Company or its Subsidiary has executed a proprietary information and inventions agreement assigning to the Company or such Subsidiary all of such individual's right, title and interest therein and thereto.

          (h)   Except as set forth on Section 4.17(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any consultant or independent contractor of the Company or any of its Subsidiaries) has incorporated any "open source" or other software having similar licensing or distribution models into any Software owned by the Company or any of its Subsidiaries in a manner that requires the contribution or disclosure to any third Person, including the open source community, of any source code of such software owned or developed by the Company or any of its Subsidiaries.

          (i)    The Company and each of its Subsidiaries have at all times complied with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of medical and/or personal information collected, used, or held for use by the Company or its Subsidiaries. No claims have been asserted or threatened in writing against the Company or any of its Subsidiaries during the past two (2) years alleging a violation of any Person's privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by or on behalf of the Company or any of its Subsidiaries in the conduct of their respective businesses. The Company and each of its Subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

        4.18    Tax Matters.

          (a)   The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all U.S. federal, state, local, non-U.S. and other returns, estimates, claims for refund, information statements and reports or other similar documents with respect to Taxes (including amendments, schedules, or attachments thereto) relating to any and all Taxes ("Tax Returns") required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete and were prepared in compliance with all applicable Laws, (ii) have paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company SEC Reports for the payment of, all Taxes required to be paid through the Company Balance Sheet Date, and (iii) have not incurred any liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business. No deficiencies for any Taxes have been asserted in writing or assessed in writing, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves on the consolidated financial statements of the Company and its Subsidiaries (in accordance with GAAP) as adjusted in the ordinary course of business through the Effective Time, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for Taxes.

          (b)   The Company and each of its Subsidiaries have timely paid or withheld with respect to their Employees or any other third party (and paid over any amounts withheld to the appropriate Taxing authority) all material Taxes required to be paid or withheld.

          (c)   No audit of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit.

          (d)   The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

          (e)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Merger.

          (f)    Neither the Company nor any of its Subsidiaries has engaged in a "reportable transaction," as set forth in Treas. Reg. § 1.6011-4(b)(2).

          (g)   None of the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with customers, vendors or real property lessors, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any amount under any such agreement and (iii) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.

          (h)   No jurisdiction in which the Company or any of its Subsidiaries does not currently file a Tax Return has asserted that the Company or any of its Subsidiaries is required to file a Tax Return or is otherwise subject to tax in such jurisdiction.

        4.19    Employee Plans.

          (a)   Section 4.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of each (i) "employee benefit plan" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan or program maintained or contributed to for the benefit of any current or former employee or director of the Company or any of its Subsidiaries (collectively, the "Employee Plans").

          (b)   With respect to each of the Employee Plans, the Company has made available to Parent complete copies of each of the following documents: (i) the Employee Plan (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code, for the most recently concluded plan year; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA; (iv) if the Employee Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent financial statements with respect thereto; and (v) the most recent determination letter received from the IRS with respect to each Employee Plan that is intended to be qualified under Section 401(a) of the Code.

          (c)   No Employee Plan is a "defined benefit plan" (as defined in Section 414 of the Code), other than the Midas Executive Retirement Plan—Defined Benefit Retirement Component. Neither the Company nor any ERISA Affiliate maintains, or ever has maintained, any arrangement subject to Title IV of ERISA or Section 412 of the Code, a "multiemployer plan" (as defined in Section 3(37) of ERISA), a "multiple employer plan" (as defined in Section 4063 or 4064 of ERISA), a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA.

          (d)   Each Employee Plan has been maintained, operated and administered in substantial compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any of the Employee Plans, by any employee or beneficiary covered under any Employee Plan as such or otherwise involving any Employee Plan (other than routine claims for benefits).

          (e)   None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

          (f)    No Employee Plan that is a "welfare benefit plan" within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its Subsidiaries, other than pursuant to Section 4980B of the Code or any similar Law.

          (g)   Each Employee Plan that is intended to be "qualified" under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and no fact, development or event has occurred or exists since the date of such determination or opinion letter that has materially and adversely affected the qualified status of any such Employee Plan;

          (h)   Except as set forth on Section 4.19(h) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, whether alone or together with any other event, (A) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, employee or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation; or

          (i)    Except as set forth on Section 4.19(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or in respect of which a deduction has been or could be disallowed pursuant to Section 162(m) of the Code.

          (j)    All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

          (k)   Each Employee Plan that is a "nonqualified deferred compensation plan" (as defined under Sections 409A(d)(1) or 457A of the Code) and each award thereunder complies with, and has been operated and administered in compliance with, the applicable requirements of Section 409A and 457A of the Code, respectively, including any regulations promulgated in proposed or final form and guidance issued thereunder from the period beginning January 1, 2005 through the date hereof or, to the extent amounts were deferred and vested in taxable years beginning before January 1, 2005, the plan under which the deferral is made has not been materially modified since October 2, 2004. No such Employee Plan or any awards thereunder would subject any service provider of the Company or any of its Subsidiaries to Taxes pursuant to Sections 409A or 457A of the Code as a result of participation in any such Employee Benefit Plan or holding of any award thereunder. Neither the Company nor any of its Subsidiaries is required to gross up or reimburse a payment to any employee for Taxes incurred under Sections 409A or 457A of the Code.

          (l)    With respect to each Employee Plan established or maintained outside of the United States of America primarily for benefit of employees of the Company or any of its Subsidiaries residing outside the United States of America (a "Foreign Benefit Plan"): (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

          (m)  Certain payments that have been made or are to be made and certain benefits that have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company or its Subsidiaries, including the Employee Plans (collectively, the "Arrangements"), to certain holders of shares of Company Common Stock (the "Covered Securityholders") and all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares of Company Common Stock tendered or to be tendered into the Offer by the applicable Covered Securityholder. The adoption, approval, amendment or modification of each Arrangement since the discussions between the Company and Parent relating to the transactions contemplated by this Agreement began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto. The "safe harbor" provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the Compensation Committee of the Company Board or its independent directors.

        4.20    Labor Matters.

          (a)   Except for employee representative groups formed pursuant to the laws of such foreign jurisdictions in which the Company has employees, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a "Collective Bargaining Agreement"), (ii) to the Knowledge of the Company,

  there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries and no such organizational activity has occurred since January 2, 2010; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, and (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiary and no such strike, lockout, slowdown or work stoppage has occurred since January 2, 2010.

          (b)   The Company and its Subsidiaries have complied in all material respects with applicable Laws and Orders with respect to employment (including but not limited to applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining).

          (c)   The Company and each of its Subsidiaries have withheld all material amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

        4.21    Permits.     The Company and its Subsidiaries have, and are in compliance in all material respects with the terms of, all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted ("Permits"), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

        4.22    Compliance with Laws; Regulatory Matters.

          (a)   The Company and each of its Subsidiaries is in compliance in all material respects with all Law and Orders applicable to the Company and its Subsidiaries. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.22 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 4.6 and Section 4.9, (b) intellectual property and related matters, which are covered in Section 4.17, (c) applicable laws with respect to Taxes, which are covered in Section 4.18, (d) ERISA and other employee benefit-related matters, which are covered in Section 4.19, (e) labor law matters, which are covered in Section 4.20, or (f) Environmental Laws, which are covered in Section 4.23.

          (b)   Without limiting the generality of Section 4.22(a), none of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of the Company's Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any Company Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence, payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

          (c)   The Company, each of its Subsidiaries, and each of their respective businesses are being and have been operated, and each service or other product provided by the Company or any of its Subsidiaries (each such service or other product, a "Company Service") is being and has been developed, produced, marketed, distributed, tested, and provided, in compliance with all applicable

  Laws regarding healthcare or life sciences matters, including but not limited to the U.S. Federal Food, Drug and Cosmetic Act, the Public Health Service Act, the Health Insurance Portability and Accountability Act of 1996, all applicable rules and regulations of the U.S. Food and Drug Administration ("FDA"), the Drug Enforcement Administration ("DEA") and the U.S. Department of Health and Human Services ("HHS"), and any similar legal provisions in any foreign jurisdiction, including the EU Data Protection Directive 95/46/EC and national implementations thereof.

          (d)   The Company and each of its Subsidiaries possess all Permits required by the FDA, DEA, HHS, and any other applicable Governmental Entity responsible for the regulation of healthcare or life sciences activities (each, a "Healthcare Regulatory Authority"), including all filings, submissions, authorizations, approvals, clearances, registrations, certifications, licenses, permits, and accreditations that are necessary for the Company and its Subsidiaries to conduct their business as presently conducted (each, a "Healthcare Regulatory Permit"). Each of the Healthcare Regulatory Permits is (i) in good standing, valid and enforceable, and (ii) in full and timely compliance with all filing, maintenance, and fee requirements.

          (e)   Except as set forth in Section 4.22 of the Company Disclosure Letter, no Healthcare Regulatory Authority or other Person has provided any FDA Form 483, warning letter, untitled letter, Section 305 notice, or any other notice or communication to the Company or any of its Subsidiaries (i) stating that they were or are in violation of any Law or Healthcare Regulatory Permit, or (ii) threatening to revoke, suspend, deem invalid, or refuse to renew any of the Healthcare Regulatory Permits held by the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries aware of any facts that could reasonably give rise to such a communication, notice, audit, investigation or inquiry.

          (f)    The Company and each of its Subsidiaries have cooperated fully with, and have prepared, submitted, and implemented in a timely and complete manner all responses, corrective action plans, and other requirements required to be prepared and submitted by the Company or any of its Subsidiaries in response to all inspections, investigations, audits, examinations, orders, agreements, and Legal Proceedings performed or initiated by any Healthcare Regulatory Authority, or by any client, partner, or contracting party of the Company or any of its Subsidiaries or any Person acting on behalf thereof, other than currently outstanding action plans that are not material pursuant to the ordinary course client audits.

          (g)   The Company, its Subsidiaries, all laboratory facilities owned, leased, operated, or employed by the Company or its Subsidiaries, and all Company Services are being and have been operated or provided in compliance with, and have not received any notice of violation of, the FDA's current good laboratory practices regulations, the FDA's current good manufacturing practices regulations, the Clinical Laboratory Improvement Amendments of 1988, the FDA's current good clinical practices regulations, the HHS "Common Rule" (45 C.F.R. Part 46), as amended, and all similar Laws. No Healthcare Regulatory Authority has commenced, or threatened to commence, any action to reject, terminate, suspend, or place on clinical hold any proposed or ongoing clinical trial (i) conducted by, or on behalf of, the Company or any Company Subsidiary, or (ii) in connection with which any Company Service was utilized.

          (h)   Neither the Company, any of its Subsidiaries, nor any officer, director, employee or agent of the Company or any of its Subsidiaries, has (i) made an untrue statement of a material fact or a fraudulent statement to any Healthcare Regulatory Authority, or failed to disclose a material fact required to be disclosed to any Healthcare Regulatory Authority, (ii) been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law, (iii) is or has been excluded from participation in any state or federal healthcare program, as defined in 42 USC Section 1320a-7b(f), or (iv) contracted with any employee, contractor, agent, vendor or vendor's affiliate knowing that the contracting party is excluded from participation in any state or federal healthcare program.

          (i)    No individual or company for whom the Company or any of its Subsidiaries has conducted research is or has been subject to the FDA's Application Integrity Policy, or otherwise is under investigation or has been investigated by any Healthcare Regulatory Authority in any domestic or foreign jurisdiction, with regard to the integrity of data provided by the Company or any of its Subsidiaries.

        4.23    Environmental Matters.

          (a)   The Company and its Subsidiaries are, and since January 2, 2010 have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted.

          (b)   Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. There has been no release of any Hazardous Substance in any manner that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability of or against the Company, any of its Subsidiaries or any other Person whose liability for such matters the Company or any of its Subsidiaries is responsible for by Law or Contract, under applicable Environmental Laws.

          (c)   As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

          (d)   The Company has provided Parent with complete copies of any and all environmental assessment or audit reports or other similar studies or analyses generated since January 2, 2010 and in the Company's or any of its Subsidiaries' possession that relate to the assets or properties of the Company or any Subsidiary.

        4.24    Litigation.     As of the date hereof, there is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company are there any investigations of the Company by any Governmental Entity, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any outstanding material Order.

        4.25    Insurance.     (i) The Company and its Subsidiaries maintain insurance coverage, copies of which have been previously provided to Parent, (ii) all material policies of insurance maintained by the Company or any of its Subsidiaries are in full force and effect, no notice of termination, cancellation, amendment or premium rate increase has been received with respect to such policies (other than in connection with ordinary renewals) since January 2, 2010, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, and (iii) neither the Company nor any of the Company's Subsidiaries have received notice denying or disputing any claim (or coverage with respect thereto) made by the Company or any Subsidiary of the Company under any material policy of insurance maintained by the Company or any of its Subsidiaries are in full force and effect. None of the insurance coverage limits under any such insurance policy have been exhausted.

        4.26    Related Party Transactions.     There are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, within the three-year period preceding the date of this Agreement, in each case, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company's Form 10-K or proxy statement pertaining to an annual meeting of stockholders (each, a "Related Party Transaction") except (a) for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, (b) as set forth in Section 4.26 of the Company Disclosure Letter and (c) as disclosed in the Company SEC Reports filed prior to the date hereof.

        4.27    Brokers.     Except for EP Securities, LLC (the "Financial Advisor"), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company, any of its Subsidiaries or the Company Board (or any committee thereof) who is entitled to any financial advisor's, investment banking, brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has provided Parent with information with respect to the fees payable to the Financial Advisor in connection with the transactions contemplated hereby.

        4.28    Opinion of Financial Advisor.     The Financial Advisor has delivered to the Company Board its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement (the "Fairness Opinion"), that, as of such date, the Offer Price to be received by the holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent or any Affiliate of Parent). A copy of such opinion has been provided to the Parent.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND ACQUISITION SUB

        Parent and Acquisition Sub hereby represent and warrant to the Company jointly and severally as follows:

        5.1    Organization; Good Standing.     Parent is a corporation duly organized, validly existing and in good standing under Delaware Law and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Acquisition Sub is a corporation duly organized and validly existing under Delaware Law and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Acquisition Sub is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and by-laws or other organizational documents, as amended to date, of Parent and Acquisition Sub.

        5.2    Corporate Power; Enforceability.     Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Acquisition Sub (other than the adoption of this Agreement by Parent as sole stockholder of Acquisition Sub which shall occur immediately after the execution and delivery hereof), and no other corporate or other proceeding on the part of Parent or Acquisition Sub is necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby (other than the adoption of this Agreement by Parent as sole stockholder of Acquisition Sub which shall occur immediately after the execution and delivery hereof). This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Exception.

        5.3    Non-Contravention.     The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation of the Offer, the Merger and the other transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound, (c) violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound (assuming the adoption of this Agreement by Parent as sole stockholder of Acquisition Sub which shall occur immediately after the execution and delivery hereof) or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder.

        5.4    Required Governmental Approvals.     No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition

Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, except (a) the filing of the Certificate of the Merger with the Secretary of State of the State of Delaware, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, including the Schedule TO, the Offer Documents and, if required by applicable Law, the Proxy Statement, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder.

        5.5    Litigation.

        As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Parent or any of its Affiliates, threatened against or affecting Parent or Acquisition Sub or any of their Affiliates or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder.

        5.6    Information Supplied.     None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub or any of their Subsidiaries expressly for inclusion or incorporation by reference in the Schedule 14D-9 will, at the at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each Offer Document will not, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.6 will not apply to statements included in, or omissions from, the Offer Documents based upon information furnished to Parent or Acquisition Sub by or on behalf of the Company or any Affiliate of the Company or known to the Company but not known to Parent or Acquisition Sub.

        5.7    Ownership of Company Capital Stock.

          (a)   None of Parent, Acquisition Sub or any of their "affiliates" or "associates" is, or at any time during the last three (3) years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.

          (b)   As of the date hereof, neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any shares of Company Common Stock or Company Securities or Subsidiary Securities (or any other economic interest through derivative securities or otherwise in the Company or any Subsidiary of the Company) except pursuant to this Agreement.

        5.8    Brokers.     No agent, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

        5.9    Operations and Ownership of Acquisition Sub.     Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will not have incurred any Liabilities or obligations other than as contemplated by this Agreement. Parent owns, beneficially and of record, all the outstanding shares of capital stock of Acquisition Sub, free and clear of all Liens.

        5.10    Available Funds.     Parent has, or shall have at the Acceptance Date, sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the Acceptance Time and the Effective Time, Parent will have available, and will make available to Acquisition Sub, all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and the consummation of the Merger and the other transactions contemplated hereby

        5.11    Solvency.     Subject to the assumptions set forth in the final sentence of this Section 5.11, as of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Offer, the Merger and the payment of the aggregate Merger Consideration pursuant hereto, and payment of all related fees and expenses of Parent, and Acquisition Sub, the Company and their respective Subsidiaries in connection therewith, (i) the amount of the "fair saleable value" of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (A) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities, and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (iii) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. The provisions of this Section 5.11 assume, and are conditioned upon, (a) satisfaction of the conditions to Parent's obligation to consummate the Offer and the Merger, and (b) the accuracy of the representations and warranties of the Company set forth in ARTICLE IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or "Company Material Adverse Effect" qualifications or exceptions).

        5.12    No Other Company Representations or Warranties.     Except for the representations and warranties set forth in ARTICLE IV, Parent and Acquisition Sub hereby acknowledge and agree that (a) neither the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither the Company nor any of its Subsidiaries, nor or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in "data rooms," confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

        5.13    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.     In connection with the due diligence investigation of the Company by Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Acquisition Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Acquisition Sub are familiar, (b) that Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and (c) that Parent and Acquisition Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Parent and Acquisition Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Nothing in this Section 5.13 shall be construed to limit or otherwise affect the interpretation of the representations and warranties made by the Company in ARTICLE IV.

ARTICLE VI
COVENANTS OF THE COMPANY

        6.1    Interim Conduct of Business.

          (a)   Except (i) as expressly required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 6.1 of the Company Disclosure Letter, or (iv) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Acceptance Time, each of the Company and each of its Subsidiaries shall (A) use its commercially reasonable efforts to carry on its business in the usual, regular and ordinary course consistent with past practice, and (B) use its commercially reasonable efforts, consistent with past practices and policies, to preserve substantially intact its business organization and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary.

          (b)   Without limiting the generality of Section 6.1(a), except (v) as expressly required or permitted by this Agreement, (w) as required by applicable Law, (x) as set forth in Section 6.1 of the Company Disclosure Letter, or (y) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Acceptance Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following:

              (i)  amend its certificate of incorporation or by-laws or comparable organizational documents;

             (ii)  issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except (A) for the issuance and sale of shares of Company Common Stock pursuant to Company Options or Company Restricted Stock upon the exercise or vesting thereof, and (B) for the issuance of the Top-Up Shares pursuant to the exercise of the Top-Up in accordance with this Agreement;

            (iii)  directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities, except in connection with Tax withholdings and exercise price settlements upon the exercise of Company Options or vesting of Company Restricted Stock;

            (iv)  (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

             (v)  propose or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for the transactions expressly contemplated by this Agreement;

            (vi)  incur any material indebtedness for borrowed money or guarantee any such indebtedness, in excess of $500,000, except for business expense advances in the ordinary course of business consistent with past practices to employees of the Company or any of its Subsidiaries;

           (vii)  except as may be expressly required by the terms of any Employee Plan or Contract as in effect on the date hereof, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (1) in connection with the hiring of new employees (other than officers) in the ordinary course of business consistent with past practice, or (2) in connection with the promotion of employees in the ordinary course of business consistent with past practice, or (B) increase the compensation of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except, in the case of employees who are not directors or officers, in the ordinary course of business consistent with past practice;

          (viii)  settle any pending or threatened material Legal Proceeding;

            (ix)  except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles or practices used by it;

             (x)  (A) make or change any material Tax election, (B) settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability, or (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, except, in each case, in the ordinary course of business consistent with past practice;

            (xi)  (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein in excess of $500,000 in the aggregate or (B) acquire or dispose of any properties or assets (including equipment purchases and other capital expenditures) of the Company or its Subsidiaries, in excess of $500,000 in the aggregate;

           (xii)  enter into, renew, extend, materially amend, cancel or terminate any Material Contract or any Contract that, if entered into prior to the date hereof, would be a Material Contract (except in the ordinary course of business consistent with past practice);

          (xiii)  enter into any new line of business outside of its existing business and reasonable extensions thereof;

          (xiv)  except in the ordinary course of business, consistent with past practice, or between the Company and its Subsidiaries, grant or acquire, agree to grant or acquire from any Person, or dispose of or permit to lapse any rights to any material Intellectual Property; or

           (xv)  agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of any of the actions prohibited by this Section 6.1(b).

          (c)   Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

        6.2    No Solicitation.

          (a)   The Company and its Subsidiaries shall immediately cease (and cause their Representatives to cease) any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

          (b)   Subject to Section 6.2(c), at all times during the period commencing upon the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, the Company and its Subsidiaries shall not, and shall use their respective reasonable best efforts to cause their directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other authorized agent or representative retained by any of them (collectively, "Representatives") not to, directly or indirectly, (i) solicit, initiate or knowingly induce the making, submission or announcement of, or knowingly encourage or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage or assist, an Acquisition

  Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, an Acquisition Proposal, (v) enter into any Contract (including any letter of intent, agreement in principle, merger agreement, stock purchase agreement, acquisition agreement, option agreement or other similar agreement) contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement pursuant to Section 6.2(c)), or (vi) resolve to propose or agree to do any of the foregoing; provided, however, that nothing in this Section 6.2(b) shall prohibit the Company or its Representatives from contacting in writing any Persons or groups of Persons who have made an Acquisition Proposal after the date of this Agreement solely to request clarification of the terms and conditions thereof so as to determine whether such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 6.2.

          (c)   Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, prior to the Acceptance Time, the Company, the Company's Subsidiaries, the Company's Representatives and the Company's Subsidiaries' Representatives may (i) participate or engage in discussions or negotiations with any Person or group of Persons that has made an unsolicited Acquisition Proposal after the date hereof that did not result from a material breach of the provisions of this Section 6.2, if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such unsolicited Acquisition Proposal either constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) grant a waiver, amendment or release under any standstill agreement (or standstill provision of any agreement) for the purpose of allowing any Person or group of Persons to make an Acquisition Proposal, and/or (iii) furnish to any Person or group of Persons that has made an unsolicited Acquisition Proposal, if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the Acquisition Proposal either constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, any non-public information relating to the Company and/or any of its Subsidiaries and/or afford to any such Person or group of Persons access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and/or any of its Subsidiaries, in each case under this clause (iii) pursuant to an Acceptable Confidentiality Agreement; provided, however, that in the case of any action taken pursuant to the preceding clauses (i), (ii) or (iii), (A) the Company gives Parent written notice of the identity of such Person or group of Persons and the material terms of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof), and (B) contemporaneously with furnishing any non-public information to such Person or group of Persons from time to time, the Company furnishes or makes available such non-public information to Parent (which may be by posting such information to a "virtual data room" available to Parent and its Representatives) to the extent such information has not been previously furnished or made available to Parent.

          (d)   If the Company receives (i) any Acquisition Proposal, (ii) any request for information that could reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which could reasonably be expected to lead to, any Acquisition Proposal, the Company shall promptly (and in any event within 48 hours) notify Parent of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group of Persons making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent reasonably informed on a reasonably prompt basis of any material change in the status or terms of any such Acquisition Proposal, request or inquiry and any related discussions or negotiations.

        6.3    Company Board Recommendation.

          (a)   Neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation (a "Company Board Recommendation Change"); provided, however, that a "stop, look and listen" communication by the Company Board to the Company Stockholders pursuant to Rule 14-d9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change.

          (b)   Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board may, subject to compliance with Section 6.3(c), effect a Company Board Recommendation Change and, in the case of Section 6.3(b)(i) terminate this Agreement in accordance with Section 10.1(d) hereof:

              (i)  if the Company Board receives an Acquisition Proposal that it determines in good faith constitutes a Superior Proposal after consultation with its financial advisor and outside legal counsel and the Company Board determines that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; or

             (ii)  in response to an Intervening Event, if the Company Board determines in good faith (after consultation with its financial advisors and its outside legal counsel) that, in light of such Intervening Event, the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.

          (c)   Notwithstanding anything to the contrary in this Agreement, the Company Board shall not be entitled to effect any Company Board Recommendation Change pursuant to Section 6.3(b) unless, prior to making such Company Board Recommendation Change:

              (i)  the Company has complied in all material respects with Section 6.2;

             (ii)  the Company has notified Parent in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a "Recommendation Change Notice") including (X) in the case of Company Board Recommendation Change pursuant to Section 6.3(b)(i) , the identity of the Person making the Acquisition Proposal, the most current written agreement relating to the transaction that constitutes a Superior Proposal and all related transaction agreements and (Y) in the case of Company Board Recommendation Change pursuant to Section 6.3(b)(ii), information describing such Intervening Event in reasonable detail (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice shall not constitute a Company Board Recommendation Change for purposes of this Agreement); and

            (iii)  if requested by Parent, the Company shall have made its Representatives available during the period beginning at 5:00 p.m. Central Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending four (4) Business Days later at 5:00 p.m. Central Time (the "Recommendation Change Notice Period") to discuss with Parent's Representatives any proposed modifications to the terms and conditions of this Agreement intended by Parent to cause such Superior Proposal to no longer constitute a Superior Proposal or to eliminate the need for the Company Board to effect a Company Board Recommendation Change as a result of an Intervening Event, as applicable; provided, however, that in the event that (x) after delivery of a Recommendation Change Notice in connection with a Superior Proposal, there has been a material change or revision to the terms of such Superior Proposal or (y) after delivery of a Recommendation Change Notice in connection with an Intervening Event, there has been a material change in the facts, events or circumstances relating to such Intervening Event, then, in either case, the Company shall notify Parent of such material change or revision within 24 hours following such change or revision, and in connection with such change or revision the then-current Recommendation Change Notice Period shall be extended such that at least two (2) Business Days remain in such Recommendation Change Notice Period subsequent to the time the Company so notifies Parent of such material change or revision;

            (iv)  Parent shall have notified the Company that it has elected not to negotiate with the Company with respect to modification to the terms and conditions of this Agreement or the Company Board shall have determined in good faith (after consultation with financial advisor and outside legal counsel), after considering the terms of any amendment or modification to this Agreement proposed by Parent, that the failure to effect a Company Board Recommendation Change would still be inconsistent with its fiduciary duties under applicable Law.

          (d)   Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and/or (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided that any Company Board Recommendation Change will be subject to the terms and conditions of this Agreement.

        6.4    Access.     At all reasonable times during the period commencing upon the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information which cannot be cured by entering into a joint defense agreement, or (iii) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.4 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement. Any investigation conducted pursuant to the access contemplated by this Section 6.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a material risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company's properties shall be subject to the Company's reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.4.

        6.5    Notification of Certain Matters.

          (a)   Each Party hereto shall promptly advise the other Parties of any litigation commenced after the date hereof against such Party or any of its directors or its officers (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, and shall keep the other Parties reasonably informed regarding any such litigation. Each Party hereto shall give the other Parties the opportunity to consult with such Party regarding the defense or settlement of any such stockholder litigation and shall consider such other Parties' views with respect to such stockholder litigation.

          (b)   Each Party hereto shall promptly advise the other Parties of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Offer or the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such person is or may be required in connection with the Offer or the Merger or the other transaction contemplated hereby, or (ii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Offer or the Merger set forth in Annex A or ARTICLE IX not being satisfied or satisfaction of those conditions being materially delayed in violation or any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.5(b) shall not cure any breach of, or non-compliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

        6.6    Section 16(b) Exemption.     The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.7    Stock Exchange Delisting.     Prior to the Merger Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq to cause the delisting of the Company and the Company Common Stock from the Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

        6.8    Financing Cooperation.

          (a)   Prior to the consummation of the Offer and subject to clauses (b) and (c) of this Section 6.8, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable efforts to cause the Company's and its Subsidiaries' officers, directors, employees, agents and representatives (collectively, the "Company Representatives") to, in each case at Parent's sole expense and provided that such efforts do not interfere unreasonably with the business or operations of the Company and its Subsidiaries, provide to Parent all cooperation reasonaby requested by Parent that is necessary or desirable in connection with any financing that Parent may raise or seek to raise in connection with the transactions contemplated by this Agreement, including using its good faith efforts to:

              (i)  furnish Parent, reasonably promptly after Parent's request for specified items, all financial statements, financial data and other information reasonably available to the Company relating to the Company and its Subsidiaries as may be reasonably requested by Parent in connection with such financing;

             (ii)  participate as reasonably requested by Parent in due diligence meetings in connection with any such financing in order to respond to questions concerning the Company, its Subsidiaries and the information provided by the Company pursuant to clause (i) above; and

            (iii)  update the information provided by the Company pursuant to clause (i) above reasonably promptly after Parent's request for such update as necessary so that such information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

          (b)   Parent acknowledges and agrees that the Company (prior to the Acceptance Time) and its Subsidiaries and the Company Representatives shall not have any responsibility for, or incur any liability to any person under, any financing that Parent may raise or seek to raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.8 and that Parent and Acquisition Sub shall indemnify and hold harmless the Company, its Subsidiaries and the Company Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of any financing Parent elects to seek and any information utilized in connection therewith except for:

              (i)  as to financial statements or other information appearing in a Company SEC Report, any incorrectness or omission that renders the Company SEC Report materially false or materially misleading; or

             (ii)  as to information provided pursuant to clause (a)(i) of this Section 6.8 other than financial statements or other information appearing in a Company SEC Report, such information was materially false or misleading when provided and such falsity or misleading character was known to the Company or resulted from the Company's gross negligence.

          (c)   Notwithstanding anything contained in this Agreement, the Company, Parent and Acquisition Sub expressly acknowledge and agree that Parent's and Acquisition Sub's obligations hereunder are not conditioned in any manner upon Parent or Acquisition Sub obtaining any financing.

ARTICLE VII
COVENANTS OF PARENT AND ACQUISITION SUB

        7.1    Directors' and Officers' Indemnification and Insurance.

          (a)   The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) any indemnification, expense advancement and exculpation provision set forth in any certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Persons").

          (b)   For a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the Indemnified Persons to the fullest extent permitted by applicable Law against any losses, claims, damages, liabilities, costs, expenses (including advances for reasonable fees and expenses as incurred to the fullest extent permitted under applicable Law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), judgments, fines and, subject to approval by Parent (which shall not be unreasonably withheld, delayed or conditioned), amounts paid in settlement in connection with any threatened or actual Action to which such Indemnified Person is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person or (ii) this Agreement or any of the transactions contemplated hereby, whether asserted or arising before or after the Effective Time.

          (c)   Prior to the Effective Time, the Company shall, in cooperation with Parent, and, if the Company is unable to, Parent shall (or shall cause the Surviving Corporation to) obtain and fully pay for "tail" prepaid insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary insurance (collectively, "D&O Insurance"), for the Indemnified Persons, with terms, conditions, retentions and levels of coverage at least as favorable, in the aggregate, as the Company's existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby). If such "tail" prepaid insurance policies have been obtained, Parent shall cause the Surviving Corporation after the Effective Time to maintain such policies in full force and effect, for their full term, and to continue to honor its respective obligations thereunder. If the Company fails to obtain such "tail" prepaid insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from and after the Effective Time for the Indemnified Persons, the D&O Insurance (provided that Parent (or any successor) may substitute therefor policies of at least the same terms, conditions, retentions and levels of coverage and amounts which are, in the aggregate, as favorable to the Indemnified Persons as provided in the existing policies as of the date of this Agreement, from an insurance carrier with the same or better rating as the Company's current insurance carrier); provided, however, that in no event will Parent or the Surviving Corporation be required, and the Company shall not be permitted, to expend for such policies pursuant to this Section 7.1 an annualized premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance and, if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall, and the Company may, obtain a substantially similar policy (from an insurance carrier with the same or better rating as the Company's current insurance carrier) with the greatest coverage available for a cost not exceeding such amount. Each Indemnified Person is, and the Indemnified Persons collectively are, intended third party beneficiaries of this Section 7.1, and each such Person shall have a right to enforce the rights hereunder as if such person was a party to this Agreement.

          (d)   Any Indemnified Person wishing to claim indemnification under paragraph (b) of this Section 7.1, upon learning of any such Legal Proceeding, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Person, except to the extent such failure materially prejudices the indemnifying party. In the event of any such Legal Proceeding arising after the Effective Time, (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof, with counsel reasonably acceptable to the Indemnified Persons (which acceptance shall not be unreasonably withheld, delayed or conditioned), and Parent and the Surviving Corporation shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Persons advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Persons, or between the Indemnified

  Persons, the Indemnified Persons may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (d) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Persons will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Person if and to the extent that a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable Law.

          (e)   Each Indemnified Person is, and the Indemnified Persons collectively are, intended third party beneficiaries of this Section

          (f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under such policies.

        7.2    Employee Matters.

          (a)   Parent hereby acknowledges that a "change of control" (or similar phrase) within the meaning of the Employee Plans and Arrangements (to the extent applicable) will occur as of the Effective Time.

          (b)   From and after the Effective Time, the Surviving Corporation shall honor all Employee Plans and Arrangements in accordance with their terms as in effect immediately prior to the Effective Time and unless otherwise expressly terminated in accordance with their terms, the Employee Plans shall survive after the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating, or prohibit Parent from causing the Surviving Corporation to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

          (c)   For a period of not less than one year following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide Continuing Employees (to the extent they remain employed by the Surviving Corporation, Parent or any of their respective Subsidiaries following the Effective Time), compensation and employee benefits (exclusive of equity-based compensation) substantially no less favorable in the aggregate than the compensation and benefits provided to the respective Continuing Employees immediately before the Effective Time.

          (d)   Parent shall, or shall cause the Surviving Corporation or Parent's or the Surviving Corporation's Subsidiaries, as applicable, to, give each Continuing Employee full credit for such Continuing Employees' service with the Company and its Subsidiaries for purposes of eligibility and vesting and, for purposes of vacation and severance only for purposes of benefit accruals, under any benefit plans made available to the Continuing Employee by Parent, the Surviving Corporation or any of their respective Subsidiaries to the same extent recognized by the Company immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

          (e)   Parent shall, or shall cause the Surviving Corporation or Parent's or the Surviving Corporation's Subsidiaries, as applicable, to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Continuing Employees may be eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees as of the Effective Time under the analogous Employee Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents at or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Employee Plan prior to the Effective Time, and (iv) credit the accounts of Continuing Employees under any plan of Parent, the Surviving Corporation or any of their respective Subsidiaries which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the analogous Employee Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

          (f)    Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate the employment of, any Continuing Employee for any reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 7.2, require Parent or the Surviving Corporation to continue in effect any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time.

        7.3    Obligations of Acquisition Sub.     Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

        7.4    Other Actions by Parent and Acquisition Sub.     Parent shall, promptly following the execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Acquisition Sub in accordance with applicable Law and the certificate of incorporation and by-laws of Acquisition Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

        7.5    Tax Matters.     All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) and all such reasonable costs (including accounting and legal fees) associated with filing all Tax Returns related to transfer Taxes incurred by the Company or any of its Subsidiaries in connection with this Agreement and the other transactions contemplated hereby ("Transfer Taxes") shall be paid by Parent. Parent shall be responsible for filing all Tax Returns related to Transfer Taxes.

All Parties hereto shall use their commercially reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties hereto in providing any information and documentation that may be necessary to obtain such exemptions.

ARTICLE VIII
ADDITIONAL COVENANTS OF ALL PARTIES

        8.1    Reasonable Best Efforts to Complete.     Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Acquisition Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions set forth in Annex A and ARTICLE IX to be satisfied; and (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer, the Merger and the transactions contemplated hereby. In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or could reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such Party to fully perform its obligations under this Agreement; provided, however, that, for the avoidance of doubt, no action permitted to be taken pursuant to Section 6.2 or Section 6.3 shall be prohibited, or required to be taken, by this sentence.

        8.2    Regulatory Filings.

          (a)   Each of Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, and the Company shall, (x) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, and (y) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that is required by any other Antitrust Laws as soon as practicable after the date of this Agreement. Each of Parent and the Company shall use reasonable best efforts to (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that reasonably may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) subject to Section 8.2(d), take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Offer or the Merger as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Antitrust Laws with respect to the Offer or the Merger. Parent and the Company shall each pay one half (1/2) of all filing fees under the HSR Act and any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under the applicable Antitrust Laws.

          (b)   Each of Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, and the Company shall, promptly inform the other Parties of any communication from any

  Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any Party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws with respect to which any such filings have been made, then such Party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties agree to (i) give each other reasonable advance notice of all meetings and teleconferences with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings or teleconferences, (iii) keep the other Parties reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer or the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other Party with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer or the Merger, (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 9.1(b). Any such disclosures, rights to participate or provisions of information by one Party to the others may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect Confidential Information.

          (c)   Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 8.2(a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by Section 8.2(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the Parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

          (d)   Notwithstanding anything in this Agreement to the contrary, Parent agrees and the Company agrees, and shall cause each of its Subsidiaries, to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any domestic or foreign Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Authority, in each case, to cause the Merger and the other transactions contemplated hereby to occur prior to the Outside Date, including but not limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Authority, (ii) if necessary to obtain clearance by any Governmental Authority before the Outside Date, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of Parent, its Subsidiaries and its and their Affiliates and the Company and its Subsidiaries, and any other restrictions on the activities of Parent, its Subsidiaries and its and their Affiliates and the Company and its Subsidiaries (collectively a "Remedy"); provided, however, (A) that none of Parent, its Subsidiaries or its and their Affiliates shall be required to enter into any Remedy that would materially impair the overall benefits expected to be realized from the consummation of the transactions contemplated by this Agreement, and (B) none of the Company nor any of its Subsidiaries or Affiliates shall agree to enter into any Remedy without the prior written consent of Parent, assuming such Remedy is conditioned on the consummation of the transactions contemplated by this Agreement and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any Party hereto to consummate the transactions contemplated hereby, unless Parent reasonably determines that litigation is not in its best interests.

        8.3    Company Stockholders Meeting.

          (a)   Subject to Section 8.3(f), the Company shall, as soon as practicable following the Acceptance Time, set (in consultation with Parent) a record date for, and cause a meeting (the "Stockholders' Meeting") to be duly called and held (on such date as is determined in consultation with Parent) for the purpose of voting on the adoption of this Agreement.

          (b)   Subject to Section 8.3(f), the Company shall, as soon as practicable following the Acceptance Time (i) solicit from the Company Stockholders entitled to vote at the Stockholders' Meeting proxies in favor of adoption of this Agreement and (ii) use its commercially reasonable efforts to take all other actions reasonably necessary to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

          (c)   Subject to Section 8.3(f), as soon as practicable following the Acceptance Time, the Company shall, in accordance with applicable Law: (i) prepare and file with the SEC a preliminary proxy statement (the "Preliminary Proxy Statement") relating to this Agreement and the transactions contemplated by this Agreement; (ii) respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by Law); (iii) use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto; and (iv) cause a definitive proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Stockholders' Meeting (collectively, as amended or supplemented, the "Proxy Statement"), to be mailed to the Company Stockholders at the earliest practicable date after the date that the SEC confirms it has no further comments. The Company and Parent shall cooperate to: (i) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings; and (ii) prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law. Subject to the terms and conditions of this Agreement, the Company shall include the Company Board Recommendation in the Preliminary Proxy Statement and the Proxy Statement.

          (d)   Parent shall provide to the Company all information concerning Parent and Acquisition Sub as may be reasonably requested by the Company in connection with the Preliminary Proxy Statement and the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Preliminary Proxy Statement and the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to

  Parent or Acquisition Sub supplied by it for inclusion in the Preliminary Proxy Statement and the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders' Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Preliminary Proxy Statement and the Proxy Statement promptly following request therefor from the Company.

          (e)   Each of Parent and Acquisition Sub shall vote or cause to be voted all shares of Company Common Stock acquired in the Offer or otherwise beneficially owned by it or any of its affiliates as of the applicable record date or with respect to which it or any of its affiliates has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the adoption of this Agreement at the Stockholders' Meeting and at all adjournments or postponements thereof or otherwise (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

          (f)    Notwithstanding the foregoing or anything else herein to the contrary, if, following the Offer Closing and the exercise, if any, of the Top-Up, Parent and its Subsidiaries shall own at least 90% of the outstanding shares of the Company Common Stock, the Parties shall take all necessary and appropriate action, including (i) with respect to the transfer to Acquisition Sub of any shares of Company Common Stock held by Parent or its Affiliates and (ii) causing the board of directors of Acquisition Sub to adopt the resolutions required by Section 253 of the DGCL, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Stockholders' Meeting in accordance with Section 253 of the DGCL.

        8.4    Anti-Takeover Laws.     In the event that the restrictions of any state anti-takeover or other similar Law are or become applicable to this Agreement or any of the transactions contemplated by this Agreement (other than, with respect to the Company, as a result of the inaccuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a)), the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

        8.5    Public Statements and Disclosure.     The initial press release relating to this Agreement shall be a joint press release prepared and issued by the Company and Parent, and thereafter, none of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Party or Parties reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing Party); provided, however, that the restrictions set forth in this Section 8.5 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 6.3, relating to any Acquisition Proposal or following a Company Board Recommendation Change.

        8.6    Confidentiality.     Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

ARTICLE IX
CONDITIONS TO THE MERGER

        9.1    Conditions.    The respective obligations of each Party to effect the Merger shall be subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    If adoption of this Agreement by the Company Stockholders is required under applicable Law in order to effect the Merger, the Stockholder Approval shall have been obtained.

          (b)    No Legal Prohibition.    No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority of competent jurisdiction and remain in effect, that, in any such case, prohibits or makes illegal the consummation of the Merger.

          (c)    Purchase of Tendered Shares.    Acquisition Sub shall have accepted for payment and paid for the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Acquisition Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement, Acquisition Sub fails to purchase any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

        10.1    Termination.     This Agreement may be validly terminated and the Offer, the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Acceptance Time (or in the case of the termination right set forth in Section 10.1(c), at any time prior to the Effective Time) only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

          (a)   by mutual written agreement of Parent and the Company;

          (b)   by either the Company or Parent in the event that the Acceptance Time shall not have occurred on or before April 30, 2013 (such date referred to herein as the "Outside Date"); provided, however, that (i) the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to Parent if (A) Parent's or Acquisition Sub's actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Offer Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (B) Parent or Acquisition Sub is in material breach of this Agreement, and (ii) the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to the Company if (A) the Company's actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Offer Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (B) the Company is in material breach of this Agreement;

          (c)   by either the Company or Parent if any Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority of competent jurisdiction shall be in effect, or if any Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any

  Governmental Authority of competent jurisdiction and remain in effect, that, in any such case, prohibits or makes illegal the consummation of the Offer or the Merger, and such Order or Law shall have become final and nonappealable (which Order or Law the Party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 8.1);

          (d)   by the Company, subject to and conditioned upon compliance with Section 6.3 in all material respects, in the event that the Company Board has received an Acquisition Proposal that it determines in good faith constitutes a Superior Proposal after consultation with its financial advisor and outside legal counsel and that the failure to terminate this Agreement in order to enter into an agreement with respect to such a Superior Proposal would be inconsistent with its fiduciary duties under applicable Law; provided, that, the Company contemporaneously enters into a definitive transaction agreement with respect to such Superior Proposal and that the Company pays Parent the Termination Fee pursuant to Section 10.3(c).

          (e)   by Parent, in the event that the Company shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in clauses (iii) or (iv) of Annex A would not be satisfied and shall have failed to cure such breach within ten (10) Business Days after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(e) in respect of the breach set forth in any such written notice (x) at any time during such ten (10) Business Day period, and (y) at any time after such ten (10) Business Day period if the Company shall have cured such breach during such ten (10) Business Day period);

          (f)    by Parent, in the event that (i) the Company Board shall have effected a Company Board Recommendation Change; provided, however, that Parent's right to terminate this Agreement pursuant to this Section 10.1(f) in respect of a Company Board Recommendation Change shall expire ten (10) Business Days after the first date upon which the Company makes such Company Board Recommendation Change, or (ii) a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer; provided, however, that Parent's right to terminate this Agreement pursuant to this Section 10.1(f) in respect of such a failure to act shall expire ten (10) Business Days after such failure;

          (g)   by the Company, in the event that Parent or Acquisition Sub shall have breached any of its representations, warranties or covenants under this Agreement (which breach would or could reasonably be expected to individually or in the aggregate, prevent or materially impede, hinder or delay the performance by Parent or Acquisition Sub of any of their respective obligations under this Agreement or the consummation of the Offer or the Merger) , and shall have failed to cure such breach within ten (10) Business Days after Parent has received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(g) in respect of the breach set forth in any such written notice (A) at any time during such ten (10) Business Day period, and (B) at any time after such ten (10) Business Day period if Parent and Acquisition Sub shall have cured such breach during such ten (10) Business Day period); or

          (h)   by the Company, in the event that (i) Acquisition Sub fails to commence the Offer within the time period required by Section 2.1(a) or terminates or makes any change to the Offer in violation of the terms of this Agreement or (ii) at any scheduled expiration date of the Offer,

  Acquisition Sub fails to accept for payment and pay for shares of Company Common Stock validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 2.1(a) and at such time all of the conditions set forth in Annex A are satisfied and no subsequent expiration date for the Offer is established pursuant to an authorized extension of the Offer.

        10.2    Notice of Termination; Effect of Termination.     Any proper and valid termination of this Agreement pursuant to Section 10.1 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall be of no further force or effect without liability of any Party or Parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such Party or Parties) to the other Party or Parties hereto, as applicable, except (a) for the terms of ARTICLE I, the last sentence of Section 2.2(b), the last sentence of Section 6.4, Section 8.6, this Section 10.2, Section 10.3 and ARTICLE XI, each of which shall survive the termination of this Agreement, and (b) subject to Section 10.3(f), nothing in this Agreement shall relieve any Party or Parties hereto, as applicable, from liability for any knowing and intentional breach of, or fraud in connection with, this Agreement.

        10.3    Fees and Expenses.

          (a)    General.    Except as set forth in Sections 7.5, 8.2 and 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties, as applicable, incurring such expenses whether or not the Offer or the Merger is consummated.

          (b)   In the event that (i) this Agreement is validly terminated by either Parent or the Company pursuant to Section 10.1(b) or by Parent pursuant to Section 10.1(e) , (ii) at or prior to the time of any such termination of this Agreement a third party shall have publicly disclosed a bona fide Acquisition Proposal pursuant to which the holders of Company Common Stock would be paid a price per share of Company Common Stock in excess of the Merger Consideration, and (iii) within nine (9) months following the termination of this Agreement, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (it being understood that for purposes of the preceding two references to "Acquisition Proposal", the references to "20%" and "80%" in the definition of "Acquisition Transaction" shall be deemed to be references to "50%"), then, in any such case, the Company shall pay to Parent an amount equal to the sum of (x) $4,500,000 and (y) all reasonably documented fees and expenses incurred by Parent or its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, including all reasonable out-of-pocket fees and expenses (including all reasonable fees and expenses of outside counsel, accountants, investment bankers, experts and consultants to Parent or its Subsidiaries) incurred by or on behalf of Parent or its Subsidiaries in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby up to a maximum of $2,000,000 (the "Parent Expenses") (the sum of (x) and (y) being hereinafter referred to as the "Termination Fee"), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after such transaction is consummated. In the event that this Agreement is validly terminated under the circumstances set forth in clauses (i) and (ii) of the preceding sentence, then at the time of such termination, the Company shall pay to Parent the Parent Expenses, and in the event that the Termination Fee later becomes payable by the Company pursuant to the first sentence of this Section 10.3(b), then any Parent Expenses, to the extent previously paid by the Company, shall be credited against the Termination Fee then payable.

          (c)   In the event that this Agreement is terminated by the Company pursuant to Section 10.1(d), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

          (d)   In the event that this Agreement is terminated by Parent pursuant to Section 10.1(f), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after such termination.

          (e)   Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails promptly to pay the Termination Fee due pursuant to Section 10.3, and, in order to obtain such payment, Parent commences a Legal Proceeding that results in an award against the Company for such fee, the Company shall pay Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such Legal Proceeding, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

          (f)    In no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if the Company pays the Termination Fee pursuant to Section 10.3, then any such payment shall be the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates or successors and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or successors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

        10.4    Amendment.     This Agreement may be amended by the Parties at any time before or after the Offer Closing shall have occurred or the Stockholder Approval shall have been obtained; provided, however, that (x) after the Offer Closing and subject to Section 3.7(b), there shall be no amendment that decreases the Offer Price or the Merger Consideration, and (y) after the Stockholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the Company Stockholders without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties; provided, however, that after the Acceptance Time, any amendment shall also require the approval of the independent directors of the Company.

        10.5    Extension; Waiver.     At any time and from time to time prior to the Effective Time, any Party or Parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties hereto contained herein (other than, for the avoidance of doubt, the Minimum Tender Condition unless such waiver is consented to in writing by the Company). Any agreement on the part of a Party or Parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

 ARTICLE XI
GENERAL PROVISIONS

        11.1    Survival of Representations, Warranties and Covenants.     The representations and warranties of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

        11.2    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by email, by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

          (a)   if to Parent or Acquisition Sub to:

      c/o JLL Partners, Inc.
      450 Lexington Avenue
      31st Floor
      New York, NY 10017
      Attention: Dan Agroskin
                         Email address: d.agroskin@jllpartners.com
      Facsimile No.: (212) 866-8626

      with a copy (which shall not constitute notice) to:

      Skadden Arps Slate Meagher & Flom LLP
      One Rodney Square, P.O. Box 636
      Wilmington, Delaware 19899
      Attention: Robert B. Pincus
                         Email address: bob.pincus@skadden.com
      Facsimile No.: (302) 651-3001

          (b)   if to the Company, to:

      BioClinica, Inc.
      826 Newtown-Yardley Road
      Newtown, PA 18940-1721
      Attention: Mark Weinstein and David Nowicki
                         Email addresses: mark.weinstein@bioclinica.com
                                                         david.nowicki@bioclinica.com
      Facsimile No.: (267) 757-1379

      with a copy (which shall not constitute notice) to:

      Morgan, Lewis & Bockius LLP
      502 Carnegie Center
      Princeton, New Jersey 08540
      Attention: Emilio Ragosa
                         Email address: eragosa@morganlewis.com
      Facsimile No.: (609) 919-6701

        11.3    Assignment.     No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, and any assignment without such prior written approval shall be null and void. Subject to the preceding sentence, this

Agreement shall (i) be binding upon the Parties hereto and their respective successors and permitted assigns and (ii) inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

        11.4    Entire Agreement.     This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein or therein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

        11.5    Third Party Beneficiaries.     This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) for the provisions of Section 7.1, (b) prior to the Effective Time, for the right of the Company, on behalf of the Company Stockholders, to pursue damages (including damages based on loss of the economic benefits of the transaction to Company Stockholders based on the consideration that would have otherwise been payable to holders of shares of the Company Common Stock, the loss of market value or decline in stock price of such Company Common Stock or otherwise) and other relief (including equitable relief) in the event of Parent's or Acquisition Sub's breach of this Agreement, and (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the Merger Consideration, as set forth in ARTICLE III.

        11.6    Severability.     In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        11.7    Specific Performance.     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, the Parties agree that, prior to the valid termination of this Agreement in accordance with Section 10.1, each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with Section 11.9, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 11.7. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 11.7.

        11.8    Governing Law.     THIS AGREEMENT AND ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

        11.9    Consent to Jurisdiction.

          (a)   Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware or Delaware Superior Court, for the purpose of any Legal Proceeding directly or indirectly based upon, relating to or arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined exclusively in, such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

          (b)   Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party at the addresses set forth in Section 11.2. Nothing in this Section 11.9 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

        11.10    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,

(II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        11.11    Company Disclosure Letter References.     The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement as though fully set forth in such other representation and warranty (or covenant, as applicable), but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. No reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Letter. The information set forth in the Company Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

        11.12    Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

BIOCORE HOLDINGS, INC.
By:	/s/ MICHEL LAGARDE

Name:	Michel Lagarde
Title:	President
BC ACQUISITION CORP.
By:	/s/ MICHEL LAGARDE

Name:	Michel Lagarde
Title:	President

Signature Page to the Agreement and Plan of Merger

BIOCLINICA, INC.
By:	/s/ MARK L. WEINSTEIN

Name:	Mark L. Weinstein
Title:	President and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

 (A)        ANNEX A

Conditions to the Offer

        Notwithstanding any other term of the Offer or this Agreement, Acquisition Sub shall not be required to, and Parent shall not be required to cause Acquisition Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there shall not be validly tendered prior to the expiration of the Offer a number of shares of Company Common Stock that when added to the number of shares owned by Parent and Acquisition Sub and their respective Affiliates, represent a majority of the sum of (x) the issued and outstanding shares of Company Common Stock as of the expiration of the Offer, plus (y) the aggregate number of shares of Company Common Stock issuable to holders of Company Stock Options with respect to which either (i) the exercise price is less than the Offer Price or (ii) the Company or its Representatives have received notices of exercise prior to the expiration of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders of Company Stock Options) (the "Minimum Tender Condition"); (b) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated; or (c) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

            (i)  there shall be pending any Legal Proceeding brought by any Governmental Authority against Parent, Acquisition Sub or the Company challenging the acquisition by Parent or Acquisition Sub of any shares of Company Common Stock pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger;

           (ii)  there shall be any Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority of competent jurisdiction in effect, or any Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority of competent jurisdiction and remaining in effect, that, in any such case, prohibits or makes illegal the consummation of the Offer or the Merger;

          (iii)  any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct (disregarding all qualifications or limitations as to "materiality," "Company Material Adverse Effect" and words of similar import set forth therein), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except, in each case, to the extent such representations and warranties are made as of a specific date (in which case such representations and warranties shall not be true and correct (subject to such qualifications) as of such specific date only);

          (iv)  the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

           (v)  since the date of this Agreement, there shall have occurred any change, circumstance, event or occurrence that has had or could reasonably be expected to have a Company Material Adverse Effect; or

          (vi)  this Agreement shall have been terminated in accordance with its terms.

        At the request of Parent, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that

A-1

none of the conditions set forth in clauses (c)(iii), (c)(iv), and (c)(v) above shall have occurred and be continuing as of the expiration of the Offer.

        The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Acquisition Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition unless such waiver is consented to in writing by the Company), and may be asserted by Parent or Acquisition Sub regardless of the circumstances giving rise to any such conditions (other than as a result of a material breach by Parent or Acquisition Sub). The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Acquisition Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of this Agreement. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        The capitalized terms used in this Annex A and not defined in this Annex A shall have the meanings set forth in the Agreement and Plan of Merger, dated as of January 29, 2013, by and among BioCore Holdings, Inc., BC Acquisition Corp. and BioClinica, Inc.

A-2

 Exhibit A

AMENDED

CERTIFICATE OF INCORPORATION

OF

BIOCLINICA, INC.

        FIRST:    The name of the Corporation is BioClinica, Inc. (the "Corporation").

        SECOND:    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

        FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 10,000 shares of Common Stock, each having a par value of $0.00025.

        FIFTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1)   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (2)   The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (3)   The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

          (4)   No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          (5)   In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

        SIXTH:    Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

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        SEVENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        EIGHTH:    The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

        The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

        The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

        Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

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 Exhibit B

        SECOND AMENDED AND RESTATED

BY-LAWS

OF

BIOCLINICA, INC.

A Delaware Corporation

Effective [                    ], 2013

 SECOND AMENDED AND RESTATED

BY-LAWS

OF

BIOLCINICA, INC.

(hereinafter called the "Corporation")

ARTICLE I

OFFICES

        Section 1.1    Registered Office.     The registered office of the Corporation shall be in the City of Wilmington, New Castle County, State of Delaware.

        Section 1.2    Other Offices.     The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

        Section 2.1    Place of Meetings.     Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors.

        Section 2.2    Annual Meetings.     The Annual Meeting of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders.

        Section 2.3    Special Meetings.     Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the "Certificate of Incorporation"), Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, or (ii) the President, (iii) any Vice President, if there be one, (iv) the Secretary or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors, (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings or (iii) stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

        Section 2.4    Notice.     Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.

        Section 2.5    Adjournments.     Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in

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accordance with the requirements of Section 4 hereof shall be given to each stockholder of record entitled to notice of and to vote at the meeting.

        Section 2.6    Quorum.     Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority of the Corporation's capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 5 hereof, until a quorum shall be present or represented.

        Section 2.7    Voting.     Unless otherwise required by law, the Certificate of Incorporation or these By-Laws or permitted by the rules of any stock exchange on which the Corporation's shares are listed and traded, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation's capital stock represented at the meeting and entitled to vote on such question, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 11(a) of this Article II, each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy as provided in Section 8 of this Article II. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, in such officer's discretion, may require that any votes cast at such meeting shall be cast by written ballot.

        Section 2.8    Proxies.     Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

            (i)  A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder's authorized officer, director, employee or agent signing such writing or causing such person's signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

           (ii)  A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram or cablegram to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such telegram or cablegram, provided that any such telegram or cablegram must either set forth or be submitted with information from which it can be determined that the telegram or cablegram was authorized by the stockholder. If it is determined that such telegrams or cablegrams are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing, telegram or cablegram authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing, telegram or cablegram for any and all purposes for which the original writing, telegram or cablegram could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing, telegram or cablegram.

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        Section 2.9    Consent of Stockholders in Lieu of Meeting.     Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 9 to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided above in this Section 9 of Article II.

        Section 2.10    List of Stockholders Entitled to Vote.     The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting (i) either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held or (ii) during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

        Section 2.11    Record Date.

          (a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

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          (b)   In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

        Section 2.12    Stock Ledger.     The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 10 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

        Section 2.13    Conduct of Meetings.     The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

ARTICLE III

DIRECTORS

        Section 3.1    Number and Election of Directors.     The Board of Directors shall consist of not less than one nor more than fifteen members, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors. Except as provided in Section 2 of this Article III, directors shall be elected by a plurality of the votes cast at each Annual Meeting of Stockholders and each director so elected shall hold office until the next Annual Meeting of Stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. Directors need not be stockholders.

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        Section 3.2    Vacancies.     Unless otherwise required by law or the Certificate of Incorporation, vacancies on the Board of Directors or any committee thereof arising through death, resignation, removal, an increase in the number of directors constituting the Board of Directors or such committee or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall, in the case of the Board of Directors, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of the Board of Directors, shall hold office until their successors are duly appointed by the Board of Directors or until their earlier death, resignation or removal.

        Section 3.3    Duties and Powers.     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

        Section 3.4    Meetings.     The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President, or by any director. Special meetings of any committee of the Board of Directors may be called by the chairman of such committee, if there be one, the President, or any director serving on such committee. Notice thereof stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone or telegram on twenty-four (24) hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

        Section 3.5    Organization.     At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board of Directors or the chairman of such committee, as the case may be, or, in his or her absence or if there be none, a director chosen by a majority of the directors present, shall act as chairman. Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.

        Section 3.6    Resignations and Removals of Directors.     Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing to the Chairman of the Board of Directors, if there be one, the President or the Secretary of the Corporation and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

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        Section 3.7    Quorum.     Except as otherwise required by law, the Certificate of Incorporation or the rules and regulations of any securities exchange or quotation system on which the Corporation's securities are listed or quoted for trading, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

        Section 3.8    Actions of the Board by Written Consent.     Unless otherwise provided in the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

        Section 3.9    Meetings by Means of Conference Telephone.     Unless otherwise provided in the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

        Section 3.10    Committees.     The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required. Notwithstanding anything to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these By-Laws and, to the extent that there is any inconsistency between these By-Laws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

        Section 3.11    Compensation.     The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving

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compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.

        Section 3.12    Interested Directors.     No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director's or officer's vote is counted for such purpose if: (i) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV

OFFICERS

        Section 4.1    General.     The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, also may choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

        Section 4.2    Election.     The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders (or action by written consent of stockholders in lieu of the Annual Meeting of Stockholders), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer's successor is elected and qualified, or until such officer's earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

        Section 4.3    Voting Securities Owned by the Corporation.     Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

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        Section 4.4    Chairman of the Board of Directors.     The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall be the Chief Executive Officer of the Corporation, unless the Board of Directors designates the President as the Chief Executive Officer, and, except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these By-Laws or by the Board of Directors.

        Section 4.5    President.     The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and, provided the President is also a director, the Board of Directors. If there be no Chairman of the Board of Directors, or if the Board of Directors shall otherwise designate, the President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these By-Laws or by the Board of Directors.

        Section 4.6    Vice Presidents.     At the request of the President or in the President's absence or in the event of the President's inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

        Section 4.7    Secretary.     The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer's signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

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        Section 4.8    Treasurer.     The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer's possession or under the Treasurer's control belonging to the Corporation.

        Section 4.9    Assistant Secretaries.     Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary's inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

        Section 4.10    Assistant Treasurers.     Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer's inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer's possession or under the Assistant Treasurer's control belonging to the Corporation.

        Section 4.11    Other Officers.     Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

        Section 5.1    Form of Certificates.     Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation (i) by the Chairman of the Board of Directors, or the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.

        Section 5.2    Signatures.     Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

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        Section 5.3    Lost Certificates.     The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner's legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

        Section 5.4    Transfers.     Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person's attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked "Cancelled," with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

        Section 5.5    Dividend Record Date.     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        Section 5.6    Record Owners.     The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

        Section 5.7    Transfer and Registry Agents.     The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VI

NOTICES

        Section 6.1    Notices.     Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person's address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex or cable.

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        Section 6.2    Waivers of Notice.     Whenever any notice is required by applicable law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual or Special Meeting of Stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these By-Laws.

ARTICLE VII

GENERAL PROVISIONS

        Section 7.1    Dividends.     Dividends upon the capital stock of the Corporation, subject to the requirements of the General Corporation Law of the State of Delaware (the "DGCL") and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 8 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation's capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

        Section 7.2    Disbursements.     All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

        Section 7.3    Fiscal Year.     The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

        Section 7.4    Corporate Seal.     The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

INDEMNIFICATION

        Section 8.1    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.     Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such

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person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

        Section 8.2    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.     Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 8.3    Authorization of Indemnification.     Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

        Section 8.4    Good Faith Defined.     For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person's conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 4

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shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be.

        Section 8.5    Indemnification by a Court.     Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 1 or Section 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

        Section 8.6    Expenses Payable in Advance.     Expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

        Section 8.7    Nonexclusivity of Indemnification and Advancement of Expenses.     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 and Section 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or Section 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

        Section 8.8    Insurance.     The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

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        Section 8.9    Certain Definitions.     For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term "another enterprise" as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

        Section 8.10    Survival of Indemnification and Advancement of Expenses.     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 8.11    Limitation on Indemnification.     Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 of this Article VIII), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

        Section 8.12    Indemnification of Employees and Agents.     The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

ARTICLE IX

AMENDMENTS

        Section 9.1    Amendments.     These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of the stockholders or Board of Directors, as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office.

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        Section 9.2    Entire Board of Directors.     As used in this Article IX and in these By-Laws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

* * *

Adopted as of:

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